Exhibit 10.32

EXECUTION
VERSION

PURCHASE AND SALE CONTRACT

BETWEEN

JHL&S LLC,
a Wyoming limited liability company

AS SELLER
AND

Lodging Capital Partners, LLC,
an Illinois limited liability company

AS PURCHASER

SNAKE RIVER LODGE & SPA

ARTICLE I 1.1 1.2 1.3

ARTICLE II 2.1 2.2 2.3 2.4 2.5

ARTICLE III 3.1 3.2 3.3

ARTICLE IV 4.1 4.2 4.3

ARTICLE V 5.1

ARTICLE VI 6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9

DEFINED TERMS 1

Definitions 1

References 8

Construction 9

PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT 9

Purchase and Sale 9

No Assumption of Seller's Obligations 9

Purchase Price and Deposit Delivery 10

Deposit 10

Escrow Provisions Regarding Deposit

INVESTIGATION 12

Conduct of Investigation 12

Property Materials 12

Property Contracts 12

TITLE 13

Title Documents 13

Survey 13

Permitted Exceptions 13

CONDITION OF THE PROPERTY 14

AS IS 14

CLOSING 16

Closing Date 16

Seller Closing Deliveries 16

Purchaser Closing Deliveries 17

Closing Costs 18

Allocation of Purchase Price 18

Order of Recording 18

Working Capital Adjustments and Prorations 18

Closing Statement; True--Up 21

Survival 22

(continued)

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING 22

7.1 Purchaser's Conditions to Closing 22

7.2 Seller's Conditions to Closing 23

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER 23

8.1 Seller's Representations and Warranties 23

8.2

ARTICLE IX 9.1

9.2

ARTICLE X 10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9

ARTICLE XI 11.1 11.2 11.3

Purchaser's Representations and Warranties 27

OPERATION OF THE PROPERTY PENDING CLOSING 29

Actions and Operations Pending Closing 29

Liens 30

COVENANTS 30

Liquor License 30

Indemnities and Releases 31

................................................

Hotel Books and Records 32

Assignment of Property Contracts 33

Confidentiality/Return of Documents 33

Assignment of Certain Litigation 33

Remediation of Underground Storage Tank 34

General Ledger Software 34

Jackson Hole Access Agreement 34

BROKERAGE 34

Broker Indemnity 34

Broker Commission 34

Broker Signature Page 34

ARTICLE XII DEFAULTS AND REMEDIES 35

12.1 Purchaser Default 35

12.2 Seller Default 35

ARTICLE XIII RISK OF LOSS OR CASUALTY 36

13.1 Casualties 36

ARTICLE XIV EMINENT DOMAIN 37

(continued)

14.1 14.2

ARTICLE XV 15.1 15.2 15.3 15.4 15.5 15.6 15.7 15.8 15.9 15.10 15.11 15.12 15.13 15.14 15.15 15.16 15.17 15.18 15.19 15.20 15.21

Condemnation 37

Defined Terms 38

MISCELLANEOUS 38

Binding Effect of Contract 38

Assignability 38

Binding Effect 38

Captions 38

Notices 38

Governing Law And Venue 40

Entire Agreement 40

Amendments 40

Severability 41

Multiple Counterparts/Facsimile Signatures 41

Time Of The Essence 41

Waiver 41

Attorneys' Fees 41

Time Periods 41

Third--Party Beneficiaries 41

Successors 41

No Recording 41

Relationship of Parties 42

Dispute Resolution 42

Special Taxing Districts 43

Survival 43

TABLE OF CONTENTS (continued)
EXHIBITS
A B C D E F G H

Description of Land A--1

Form of Deed B--1

Form of Bill of Sale C--1

Form of Assignment and Assumption Agreement

Form of Hotel Management Agreement E--1

Form of Jackson Hole Mountain Resort Corporation Consent F--1

Form of Tenant Notification Letter G--1

Form of Liquor License Transfer H--1

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of December 22, 2005 (the "Effective Date"), by and between JHL&S LLC, a Wyoming limited liability company, having an address at c/o Vail Associates, Inc., 137 Benchmark Road, Avon, Colorado 81620 ("Seller"), and Lodging Capital Partners, LLC, an Illinois limited liability company, having a principal address at 430 W. Erie, Suite #501, Chicago, Illinois 60610 ("Purchaser").

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser .. hereby agree as follows.:

RECITALS

  Seller owns the real estate located in Teton Village, Wyoming, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as "Snake River Lodge & Spa" (the "Hotel").
  Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

1.1 Definitions. As used herein, the terms below shall have the following meanings:

1.1.1 "Affiliate" means a Person controlled by, under common control with or controlling another Person.

1.1.2 "Allocation Statement" shall have the meaning set forth in Section 6.5.

1.1.3 "Apportionment Time" shall have the meaning set forth in Section 6.7.

1.1.4 "Assignment and Assumption Agreement" shall have the meaning set forth in Section 6.2.4.

1.1.5 "Assumed Obligations" shall have the meaning set forth in Section 2.1.

1.1.6 "Bookings" means the contracts or reservations for the use or occupancy of the guest rooms and/or the meeting, banquet, spa, restaurant or other facilities of the Hotel, other than property subject to Leases, for the period after the Closing Date.

1.1.7 "Broker" shall have the meaning set forth in Section 11.1.

1.1.8 "Business Day" means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado or Wyoming.

1.1.9 "Case" shall have the meaning set forth in Section 10.6.

1.1.10 "Casualty" shall have the meaning set forth in Section 13.1.1.

1.1.11 "Casualty Notice" shall have the meaning set forth in Section 13.1.1.

1.1.12 "Closing" means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.1.13 "Closing Date" means the date on which date the Closing of the conveyance of the Property is required to be held pursuant to Section 6.1.

1.1.14 "Code" shall have the meaning set forth in Section 2.5.6,.

1.1.15 "Condominium Property" means the condominium development adjacent to the Real Property, commonly referred to as "The Residences at Snake River Lodge & Spa."

1.1.16 "Confidentiality Agreement" means the Confidentiality Agreement, relating to the Property by and between Purchaser and Broker and as to which Seller is an express third--party beneficiary.

1.1.17 "Consultants" means any agent, contractor, engineer, surveyor, attorney or employee of the Purchaser.

1.1.18 "Consumables" means all engineering, maintenance and housekeeping supplies, food and beverage department supplies, including soap, cleaning materials and matches; stationery and printing supplies; and other supplies of all kinds, whether containing the RockResorts Marks or Vail Marks, used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel that are on hand as of the Closing Date, excluding, however, (a) all Inventory, (b) Operating Equipment or, (c) items or property owned by Invitees, Tenants, or the Hotel Manager.

1.1.19 "Contract" shall have the meaning set forth in the Introduction.

1.1.20 "Contracts Notice" shall have the meaning set forth in Section 3.3.

1.1.21 "Damage Cap" shall have the meaning set forth in Section 10.2.2.

1.1.22 "Deed" shall have the meaning set forth in Section 6.2.1.

1.1.23 "Deposit" shall have the meaning set forth in Section 2.3.1.

1.1.24 "Designated Representative(s)" shall have the meaning set forth in Section 8.1.2.

1.1.25 "Dispute" shall have the meaning set forth in Section 15.19.1.

1.1.26 "Effective Date" shall have the meaning set forth in the Introduction.

1.1.27 "Emergency" means any situation where the applicable Person, in its reasonable judgment, concludes that a particular action (including, without limitation, the expenditure of funds) is necessary (i) to avoid material damage to property, or (ii) to protect any natural Person from physical harm.

1.1.28 "Environmental Laws" means all federal, state and local laws, statutes, rules, ordinances and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, statutes, rules, ordinances and regulations relating to emissions, discharges, releases of hazardous substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act) 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as the same may be amended or modified prior to the Closing Date.

1.1.29 "Environmental Reports" means the Phase 1 Environmental Assessment dated October 31, 2005.

1.1.30 "Escrow Agent" shall have the meaning set forth in Section 2.3.1.

1.1.31 "Excluded Permits" means those Permits which, under applicable law, are nontransferable and such other Permits, if any, as may be designated as Excluded Permits on Schedule 1.1.31.

1.1.32 "Excluded Property" means those items listed on Schedule 1.1.32.

1.1.33 "Executive Order" shall have the meaning set forth in Section 1.1.67.

1.1.34 "Existing Liquor License" means all Permits related to the retail sale of alcoholic beverages at the Hotel or on the Condominium Property held by Seller.

1.1.35 "Existing Hotel Management Agreement" means the Hotel Advisory Agreement, dated December 21, 2000, between Seller and Teton Hospitality Services, Inc.

1.1.36 "Financial Statements" shall have the meaning set forth in Section 8.1.1.15.

1.1.37 "Food and Beverage Inventory" means all food and beverage (alcoholic and non--alcoholic (to the extent lawfully transferable to Purchaser)) which are owned by Seller and on hand as of the Closing Date, whether issued to the food and beverage department or held in reserve storage.

1.1.38 "Good Funds" shall have the meaning set forth in Section 2.3.1.

1.1.39 "Guest Ledger Receivables" shall have the meaning set forth in Section 6.7.2.

1.1.40 "Hotel" shall have the meaning set forth in Recital A.

1.1.41 "Hotel Books and Records" means all books, records, ledgers, files, information and data that are transferable and are in the possession of Seller relating to the ownership and operation of the Property, excluding, however, information that is subject to the attorney--client or attorney work products privilege, or is confidential and proprietary with respect to the operation, financial condition or finances of Seller's Affiliates (as compared to the Hotel).

1.1.42 "Hotel Management Agreement" shall have the meaning set forth in Section 6.2.9.

1.1.43 "Hotel Manager" means RockResorts Wyoming, LLC.

1.1.44 "Improvements" means the Hotel and all other buildings, structures, fixtures, walls, fences, landscaping and improvements located on the Land.

1.1.45 "Indemnitor" shall have the meaning set forth in Section 10.2.4.

1.1.46 "Intellectual Property" shall have the meaning set forth in Section 8.1.1.22.

1.1.47 "Inventory" means, collectively, all the Food and Beverage Inventory, the Spa Retail Inventory, the Spa Production Inventory and the Mini--Bar Inventory.

1.1.48 "Investigation" means any and all studies, tests, examinations, inquiries and inspections or investigations conducted or made by Purchaser on the Property (including, without limitation, engineering and feasibility studies, evaluation or drainage and flood plain, and surveys, including topographical surveys).

1.1.49 "Invitee(s)" means any customer, guest, employee, or other person furnishing goods or services to the Property.

1.1.50 "Land" means all of those certain tracts of land located in the State of Wyoming described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

1.1.51 "Lease(s)" means Seller's right and obligations as landlord or owner under any and all leases, subleases, concessions, licenses, and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the applicable Property.

1.1.52 "Liabilities" shall have the meaning set forth in Section 2.3.

1.1.53 "Liquor Authority" means, collectively, the Wyoming State Department of Revenue Liquor Distribution Division and the County Clerk of Teton County, Wyoming.

1.1.54 "Liquor License Agreement" shall have the meaning set forth in Section 10.1.

1.1.55 "Losses" means any and all damages, mechanics' liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of in--house counsel and appeals).

1.1.56 "Material" shall have the meaning set forth in Section 14.2.

1.1.57 "Materials" means any documents with respect to the Property or Hotel reviewed by Purchaser during its Investigation in accordance with the Site Access Agreement.

1.1.58 "Mini--Bar Inventory" means all of the retail merchandise, including beverage items such as soft drinks, juices and bottled water, that is held for sale in the mini--bars in the guest rooms, whether in the individual guest rooms or in storage for future use.

1.1.59 "Miscellaneous Property Assets" means all transferable or assignable contract rights, leases, concessions, warranties, plans, drawings, all Intellectual Property and other items of intangible personal property relating to the ownership or operation of the Property, excluding, however, (a) Working Capital, (b) Property Contracts, (c) Leases, (d) Permits, (e) Bookings, (f) the Existing Hotel Management Agreement, (g) Hotel Books and Records, (h) Seller's proprietary books and records, (i) any right, title or interest in or to the Vail Marks or RockResorts Marks, or (j) the Excluded Property.

1.1.60 "Non--Material Property Contracts" shall have the meaning set forth in Section 8.1.1.14.

1.1.61 "OFAC" means the U.S. Treasury Department's Office of Foreign Assets Control as set forth in Section 1.1.67.

1.1.62 "Operating Equipment" means all china, glassware, bar equipment and furnishings, linens, silverware and uniforms, whether in use or held in reserve storage for future use, that are owned by Seller and are on hand on the Closing Date.

1.1.63 "Permits" means all licenses and permits granted by any governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.

1.1.64 "Permitted Exceptions" shall have the meaning set forth in Section 4.3.

1.1.65 "Person" means any individual, limited partnership, limited liability company, general partnership, association, joint stock company, joint venture, estate, trust

(including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.

1.1.66 "Personal Property" means all tangible personal property located on the Real Property, including, but not limited to, the following: the fixtures, attachments, computers and computer equipment, computer software (whether owned or licensed), furnishings, art work, machinery, laundry facilities, and other articles attached to or located upon the Real Property, all goods, machinery, tools, equipment (including fire sprinklers and alarm systems, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, lighting, power, sanitation, waste removal, entertainment, recreational, fitness and maintenance equipment, window or structural cleaning rigs and all other equipment of every kind), motor vehicles, machinery, lawn mowers, swimming pool equipment, all indoor or outdoor furniture (including tables, chairs, beds, planters, desks, sofas, shelves, lockers and cabinets), furnishings, appliances, televisions, radios, refrigerators, mini--bars, rugs, carpets and other floor coverings, paintings, pictures, artwork, decorations, sculptures, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and all other indoor and outdoor lighting fixtures. The term " Personal Property" does not include (a) equipment leased by Seller, (b) property owned or leased by any Invitee or Tenant, (c) Inventory, or (d) the Excluded Property.

1.1.67 "Prohibited Person" means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "Executive Order"); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a "specially designated national" or "blocked person" on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) an Affiliate with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.1.68 "Property" means (a) the Real Property and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the right, if any andonly to the extent transferable, of Seller in the Property Contracts, Leases, Permits (other than Excluded Pets), the Personal Property, the Consumables, the Operating Equipment and the Hotel Books and Records and (c) the Miscellaneous Property Assets owned by Seller that are located on the Property and used in its operation, but specifically does not include the Excluded Property or the Condominium Property.

1.1.69 "Property Contracts" means all contracts, agreements, equipment leases, purchase orders, reservation and telephone equipment and system contracts, maintenance, service, or utility contracts and similar contracts, that relate to the ownership, maintenance, operation, provisioning or equipping of the Hotel, but only to the extent assignable by their terms or applicable law, and not including (a) Leases, (b) Bookings, (c) any national contracts entered into by Seller, Hotel Manager or Vail with respect to the Property that terminate automatically upon transfer of the Property by Seller, or (d) the Existing Hotel Management Agreement.

1.1.70 "Proration Schedule" shall have the meaning set forth in Section 6.8.

1.1.71 "Purchase Price" means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.3.

	1.1.72	"Purchaser" shall have the meaning set forth in the Introduction.
	1.1.73	"Purchaser's Claims" shall have the meaning set forth in Section
10.2.2.
	1.1.74	"Purchaser Indemnified Parties" shall have the meaning set forth in
Section 10.2.2.
	1.1.75	"Purchaser's Update Certificate" shall have the meaning set forth in
Section 6.3.10.
	1.1.76	"Real Property" means the Land and the Improvements.
	1.1.77	"RockResorts Marks" means those trademarks, tradenames, copyrights and logos owned by the Hotel Manager or its Affiliates (other than Seller).

1.1.78 "Seller" shall have the meaning set forth in the Introduction.

1.1.79 "Seller Documents" means this Contract and all documents now or hereafter to be executed by Seller pursuant to this Contract.

	1.1.80	"Seller's Claims" shall have the meaning set forth in Section 10.2.1.
	1.1.81	"Seller's Indemnified Parties" shall have the meaning set forth in
Section 15.15.
	1.1.82	"Seller's Representations" shall have the meaning set forth in
Section 8.1.
	1.1.83	"Seller's Update Certificate" shall have the meaning set forth in
Section 6.2.12.
	1.1.84	"Settlement Statement" shall have the meaning set forth in Section
6.2.10.
	1.1.85	"Site Access Agreement" means the Site Access Agreement, dated

November 16, 2005, between Seller and Buyer.

1.1.86 "Spa Retail Inventory" means all of the retail merchandise available for sale in the Hotel's spa, whether issued to the Hotel's spa or held in reserve storage or whether containing a RockResorts Mark or Vail Mark.

1.1.87 "Spa Production Inventory" means the professional products and supplies used in the Hotel's spa, whether in the spa treatment rooms or in reserve storage for future use.

1.1.88 "Survey" shall have the meaning ascribed thereto in Section 4.2.

1.1.89 "Survival Provisions" shall have the meaning set forth in Section 15.21.

1.1.90 "Tenant(s)" means any person or entity entitled to occupy any portion of the Property under a Lease.

1.1.91 "Terminated Contracts" shall have the meaning set forth in Section 3.3.

1.1.92 "Third--Party Reports" means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third--party in connection with Purchaser's investigation of the Property.

"Threshold" shall have the meaning set forth in Section 10.2.2. "Title Commitment" shall have the meaning set forth in Section 4.1. "Title Insurer" shall have the meaning set forth in Section 2.3.1. "Title Policy" shall have the meaning set forth in Section 4.1. "Tribunal" shall have the meaning set forth in Section 15.19.2. "True--Up" shall have the meaning set forth in Section 6.8.

1.1.99 "Vail" means The Vail Corporation, a Colorado corporation, and any of its Affiliates or subsidiaries (other than Seller).

1.1.100 "Vail Marks" means those trademarks, tradenames, copyrights and logos owned by Vail.

1.1.101 "Working Capital" means the current assets and current liabilities on the Hotel's monthly Financial Statements.

1.2 References. Except as otherwise specifically indicated, all references in this Contract to Article and Section numbers refer to Article and Sections of this Contract, and all references to Exhibits refer to the Exhibits attached hereto. Unless otherwise expressly stated, the words "herein," "hereof," "hereby," "hereunder," "hereinafter," and words of similar import refer to this Contract as a whole and not to any particular Article or Section hereof. Any of the terms defined herein may, unless the content otherwise requires, be used in the singular or the plural depending on the reference. All words or terms used in this Contract, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. References to contracts, agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications thereto, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Contract. The term "including" shall mean "including, without limitation," except where the context otherwise requires. The terms "law," "laws," "provisions of law," "requirements of law," and words of similar import shall mean all laws, statutes, ordinances, codes (including building and fire codes), rules, regulations, requirements, judgments, arbitration awards or decisions, rulings, decrees, executive, judicial and other orders and directives of any or all of the federal, state, county and city and local governments and all agencies, authorities, bureaus, courts, departments, subdivisions, or offices thereof, and of any other governmental, public or quasi--public authorities (including board of fire underwriters or other insurance body) having jurisdiction and the direction of any public officer pursuant to law, and all amendments and supplements thereto effective prior to the Closing Date. References to specific statutes include (i) any and all amendments and modifications thereto in effect at the time in question, (ii) successor statutes of similar purpose and import and (iii) all rules, regulations and orders promulgated thereunder. The captions and paragraph headings contained in this Contract are for convenience only and shall in no way enlarge or limit the scope or meaning of any part of this Contract. This Section 1.2 shall survive the Closing or termination of this Contract.

1.3 Construction. The parties acknowledge that they are sophisticated parties, that their respective attorneys have reviewed this Contract and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or Exhibits hereto. This Section 1.3 shall survive the Closing or termination of this Contract.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller and assume and be responsible for the timely satisfaction or performance, as the case may be, of all liabilities or obligations arising under or in connection with the Bookings, Property Contracts, Leases, the Permits (other than Excluded Permits), Hotel Books and Records, Miscellaneous Property Assets and the Permitted Exceptions, to the extent such liabilities or obligations arise or are incurred and are first required to be performed after Closing, including return of any security and other deposits with respect to Property Contracts and Leases, or otherwise expressly assumed by Purchaser elsewhere in this Contract (collectively, the "Assumed Obligations"), all in accordance with the terms and conditions set forth in this Contract.

2.2 No Assumption of Seller's Obligations. Purchaser shall not assume, or become obligated with respect to, any liability, demand, lien, interest, claim, action or cause of action, loss, fine, penalty, cost, damage or expense arising prior to the Closing, including, without limitation, those asserted by any Federal, state of local government agency, third--party or former or present employee, including attorneys', consultants' and expert witness fees and expenses (collectively, "Liabilities") in connection with the Hotel or Liabilities of Seller, Manager or their respective Affiliates, including, but not limited to, the following:

  Liabilities of Seller, Manager or their respective Affiliates now existing or which may arise prior to the Closing Date with respect to any accounts payable or other payables, except and to the extent that Purchaser receives a credit with respect thereto on the Settlement Statement;
  Liabilities prior to the Closing Date of any term, covenant or provision of any employee benefit plan, employment contract, operating agreement or Lease, except and to the extent that Purchaser receives a credit with respect thereto on the Settlement Statement;
  Liabilities of Seller, Manager or their respective Affiliates now existing or which may hereafter exist by reason of or in connection with any alleged misfeasance or malfeasance by Seller in the conduct of its business, and with respect to any tort liability;
  Liabilities to employees with respect to any compensation (or pursuant to any employment contract or employee benefit plan), except Liabilities the Purchaser expressly agrees to assume in its sole discretion in writing delivered to Seller no later than three Business Days prior to Closing, but only to the extent that Purchaser receives a credit with respect thereto on the Settlement Statement;
  Liabilities of Seller or Seller's Affiliates arising under or incurred pursuant to the Existing Hotel Management Agreement; and
  Liabilities with respect to any litigation, whether pending or not, in connection with the Hotel, the Hotel Manager, Seller or their respective Affiliates.

2.3 Purchase Price and Deposit Delivery. Subject to the Working Capital adjustments and other prorations set forth in Section 6.7, the total purchase price ("Purchase Price") to be paid for the Property at the Closing shall be an amount equal to $32,500,000, which amount shall be paid by Purchaser, as follows:

2.3.1 On the Effective Date, Purchaser shall deliver to Jackson Hole Title Company ("Escrow Agent" or "Title Insurer") a deposit (the "Deposit") of $1,000,000 by wire transfer of immediately available funds ("Good Funds").

2.3.2 The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 11:00 a.m., Mountain Time, on the Closing Date.

2.4 Deposit. The Deposit and all earnings thereon shall be non--refundable, unless Purchaser terminates this Contract (a) due to a default by Seller of Section 12.2, (b) the conditions precedent set forth in Section 7.1 to Purchaser's performance shall not be satisfied or waived or (c) pursuant to Section 13.1.2. The Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.5. If the Closing shall occur, Seller shall receive the Deposit and one--half of the earnings thereon (with Seller being entitled to the remaining one--half of the earnings thereon), and the Deposit and one--half of the earnings thereon shall be credited against the Purchase Price. The Deposit will not begin to accrue interest until Purchaser has delivered a completed IRS Form W--9 to the Escrow Agent, which Purchaser shall deliver to Escrow Agent concurrent with its execution and delivery of this Contract to Seller.

2.5 Escrow Provisions Regarding Deposit.

2.5.1 Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in (a) Treasury Bills or other short--term U.S. governmental obligations or repurchase contracts for the same, (b) one or more money market funds, the sole assets of which are Treasury Bills or other short--term U.S. governmental obligations or repurchase contracts for the same, or (c) any other investment approved by both Seller and Purchaser. Upon completion of all documentation required by the Escrow Agent, including a completed IRS Form W--9 from Purchaser, all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.5.2 Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.5.3. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.5.3 If the Deposit has not been released earlier in accordance with Section 2.5.2, and either party makes a written demand in accordance with Section 15.5 upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment (subject to Purchaser's obligation under Section 3.2 to return all Third--Party Reports and information and Materials provided to Purchaser as a pre--condition to the return of the Deposit to Purchaser). If Escrow Agent does receive such written objection within such five--Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or notification of a final judgment or arbitrator's decision. However, Escrow Agent shall have the right at any time to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in the State of Wyoming. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.5.4 The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties or liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.5.5 The parties shall deliver to Escrow Agent an executed copy of this Contract, which shall constitute the sole instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 2.5; provided, however, that (a) Escrow Agent's signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Escrow Agent shall not be necessary to amend any provision of this Contract other than this Section 2.5.

2.5.6 Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall at Closing provide to Seller or Purchaser, as appropriate, a completed IRS Form 1099--S and shall cause a completed IRS Form 1099--MT to be prepared and provided to Seller or Purchaser, as appropriate.

2.5.7 The provisions of this Section 2.5 shall survive the termination of this Contract, and if not so terminated, shall survive the Closing and delivery of the Deed.

ARTICLE III
INVESTIGATION

3.1 Conduct of Investigation. Purchaser shall conduct its Investigation in accordance with the Site Access Agreement, which provisions in the Site Access Agreement regarding access and inspection of the Property shall be incorporated herein by reference. This Section 3.1 and the Site Access Agreement shall survive the termination of this Contract, and, if not so terminated, shall survive the Closing and delivery of the Deed.

3.2 Property Materials. In providing information and Materials to Purchaser, other than Seller's Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Any information and Materials provided by Seller to Purchaser under the terms of this Contract are for informational purposes only and, together with all Third--Party Reports, shall be returned by Purchaser to Seller if this Contract is terminated for any reason. Except with respect to Seller's Representations, Purchaser shall not in any way be entitled to rely upon the accuracy of such information and Materials. The provisions of this Section 3.2 shall survive the Closing and delivery of the Deed to Purchaser.

3.3 Property Contracts. No later than December 29, 2005, Purchaser may deliver written notice to Seller (the "Contracts Notice") specifying any Property Contracts or Leases that Purchaser desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) such notice of termination shall not be delivered to the third party to such Terminated Contract until on or after the Closing Date, (b) such termination shall be subject to the express terms of such Terminated Contracts (and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, Purchaser shall be deemed to have assumed all of Seller's obligations under such Terminated Contract as of the Closing Date), (c) if any such Terminated Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, and (d) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees or penalties. If Purchaser fails to deliver the Contracts Notice on the Effective Date, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts and Leases at the Closing.

ARTICLE IV
TITLE

4.1 Title Documents. Purchaser acknowledges it has received and reviewed the form commitment for title insurance case number 111005--6 (the "Title Commitment"). At the Closing, Seller shall cause the Title Insurer to issue to Purchaser, in accordance with the Title Commitment, m owner's title insurance policy on the most recent standard--AmericanLand Title Association form for the Property in an amount equal to the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"). Seller shall be responsible only for payment of the basic premium for the Title Policy. Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, any requested endorsements and any policy of mortgagee's title insurance.

4.2 Survey. Purchaser acknowledges that Seller has delivered to Purchaser or made available at the Property the existing survey of the Property (the "Survey"). To the extent that Purchaser desires that a new survey of the Property be prepared or that the Survey be updated, Purchaser shall be solely responsible for obtaining such new or updated survey, including the cost and expense of the preparation of such new or updated survey.

4.3 Permitted Exceptions. The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed "Permitted Exceptions":

4.3.1 All matters shown in the Title Commitment and the Survey, other than (a) monetary liens, including mechanics' liens and taxes due and payable with respect to the period preceding Closing, (b) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (c) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.3.2 All Leases;

4.3.3 Applicable zoning and governmental regulations and ordinances;

4.3.4 Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser;

4.3.5 the Hotel Facilities, Spa and Services Agreement, dated July 3, 2001, between RCD, Inc., Mountainside, LLC and Seller; and

4.3.6 The terms and conditions of this Contract.

ARTICLE V
CONDITION OF THE PROPERTY

5.1 AS IS. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT:

5.1.1 EXCEPT FOR "SELLER'S REPRESENTATIONS," PURCHASER IS
PURCHASING THE PROPERTY "AS IS," "WHERE IS," AND "WITH ALL FAULTS." EXCEPT FOR "SELLER'S REPRESENTATIONS," SELLER IS NOT MAKING, AND PURCHASER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY PARTNER, DIRECTOR, SHAREHOLDER, MEMBER, MANAGER, OFFICER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT, ADVISOR OR BROKER THEREOF, AS TO ANY MATTER CONCERNING THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION:

5.1.1.1 the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, and facilities and appliances;

5.1.1.2 the zoning or other legal status of the Property or the existence of any other public or private restrictions on the use of the Property;

5.1.1.3 the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental authority or of any other person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended);

5.1.1.4 the presence, absence, condition or compliance of any hazardous materials, mold or wetlands on, in, under, above or about the Property or neighboring property or the compliance of the Property with Environmental Laws;

5.1.1.5 the quality of any labor or materials used in the Improvements;

5.1.1.6 any leases, permits, warranties, service contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property; or

5.1.1.7 the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the Property.

5.1.2 Except for Seller's Representations, Purchaser is taking the Property subject to all violations of any federal, state or local law, including, without limitation, those violations (a) disclosed in the Title Report or violations searches, or (b) contained in the Permits.

5.1.3 Except for Seller's Representations, Seller shall not be liable or bound in any manner by any express or implied warranties, guaranties, promises, statements, representations or information pertaining to the Property made or furnished by any real estate broker, dealer, agent, employee, financial advisor or other person representing or purporting to represent Seller.

5.1.4 Purchaser represents and warrants that, as of the Effective Date and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, mold, asbestos, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.

5.1.5 Purchaser agrees that, if Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other Person with respect to the Property, including, without limitation, the Environmental Reports, Seller has done so or shall do so only for the convenience of both parties, and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller Indemnified Parties, except to the extent related to any fraud committed by such Seller Indemnified Party or to the extent of any breach or violation of any of Seller's Representations. Absent fraud or a breach of Seller's Representations, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Real Property.

5.1.6 Other than Seller's Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Any Materials are for informational purposes only and, together with all Third--Party Reports (to the extent Purchaser is not legally prohibited in its reasonable judgment from delivering such materials to Seller), shall be returned by Purchaser to Seller promptly following the return of the Deposit to Purchaser (if Purchaser is otherwise entitled to such Deposit pursuant to the terms of this Contract) or if this Contract is terminated for any reason. Except for Seller's Representations, Purchaser shall not in any way be entitled to rely upon the accuracy of the Materials. Purchaser recognizes and agrees that the Materials may not be complete or constitute all of such documents that are in Seller's possession or control, but are those that are readily available to Seller and its Affiliates after reasonable inquiry to ascertain their availability. Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Materials and other documents required to be delivered or made available by Seller pursuant to this Contract, Purchaser will not, except as expressly provided in any Seller's Representation, rely on the Materials or other documents as being a complete and accurate source of information with respect to the Property, and will instead in all instances rely exclusively on its own inspections and consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

5.1.7 Section 5.1 shall survive the Closing.

ARTICLE VI
CLOSING

6.1 Closing Date. The Closing shall occur no later than 30 days following the Effective Date (the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence.

6.2 Seller Closing Deliveries. At Closing, Seller shall deliver, or cause to be delivered, to Escrow Agent, each of the following items:

6.2.1 A duly executed and acknowledged special warranty deed (the "Deed") in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

6.2.2 A duly executed bill of sale substantially in the form attached hereto as Exhibit C, transferring to Purchaser all of Seller's right, title and interest in and to the Personal Property, Inventory, Consumables and Operating Equipment;

6.2.3 A duly executed Liquor License Agreement;

6.2.4 A duly executed assignment and assumption agreement in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement"), whereby Seller conveys and transfers to Purchaser all of Seller's right, title and interest in, to and under the Bookings, the Property Contracts, the Leases, the Permits (other than Excluded Permits), the Hotel Books and Records, and the Miscellaneous Property Assets, and Purchaser assumes the Assumed Obligations thereunder;

6.2.5 The originals, or, if not reasonably available, copies of all Permits

(other than Excluded Permits) and material governmental approvals in the possession of Seller, if any, including, without limitation, the current certificates of occupancy for the Improvements. The location of such items at the Hotel on the Closing Date shall constitute delivery to Purchaser;

6.2.6 An affidavit certifying that Seller is not a "foreign person" within the meaning of the Code, that the transaction contemplated hereby does not constitute a disposition of a United States real property interest by a foreign person, and that, at Closing, Seller will not be subject to the withholding requirements of Section 1445 of the Code;

6.2.7 The originals, or, if not reasonably available, copies, of the Property Contracts, Hotel Books and Records, Leases and other Miscellaneous Hotel Assets (to the extent not specifically referred to above and to the extent the same are of a nature that are capable of being physically delivered at Closing) that are in written format and are in Seller's possession; provided, however, that the existence of such contracts, records and leases at the Hotel on the Closing Date shall constitute delivery of Purchaser, provided Purchaser is advised of the location thereof;

6.2.8 As soon as practicable after the Closing, Seller shall deliver to Purchaser (if not then located in the Improvements) all combinations to safes, keys, codes and passcards relating to the operation of the Hotel and forming part of the Personal Property. The location of such items at the Hotel on the Closing Date shall constitute delivery to Purchaser;

6.2.9 A duly executed Hotel management agreement in the form attached hereto as Exhibit E (the "Hotel Management Agreement") executed by Manager;

6.2.10 A duly executed settlement statement reflecting adjustments and prorations as required under this Contract (the "Settlement Statement");

6.2.11 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller's authority to consummate this transaction; and

6.2.12 A closing certificate from Seller (the "Seller's Update Certificate") reaffirming Seller's Representations in accordance with Section 8.1.3.

6.2.13 A duly executed consent from Jackson Hole Mountain Resort Corporation regarding certain access rights substantially in the form attached hereto as Exhibit F.

6.2.14 A duly executed assignment and consent of Seller of the Management Agreement of the Residences at Snake River Lodge & Spa Owners Association in the form and substance agreed to by Purchaser and Seller.

6.3 Purchaser Closing Deliveries. At Closing, Purchaser shall deliver to the Escrow Agent each of the following items:

6.3.1 The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract;

6.3.2 A duly executed Assignment and Assumption Agreement;

6.3.3 A duly executed Hotel Management Agreement;

6.3.4 A duly executed Settlement Statement;

6.3.5 A duly executed Liquor License Agreement;

6.3.6 Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G;

6.3.7 An affidavit certifying that Purchaser is not a "foreign person" within the meaning of the Code;

6.3.8 Any cancellation fees or penalties due under any Terminated Contract as a result of the termination thereof;

6.3.9 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction; and

6.3.10 A closing certificate from Purchaser (the "Purchaser's Update Certificate") reaffirming Purchaser's representations and warranties set forth in Section 8.2 in accordance with Section 8.2.2.

Seller and Purchaser will prepare and execute such additional instruments, affidavits, certificates, assignments and other assurances as are reasonably requested by either party hereto or by the Title Insurer and are customary for similar transactions in order to convey, assign and transfer all of Seller's right, title and interest in and to the Property to Purchaser.

6.4 Closing Costs. Purchaser shall pay any recording, documentary and filing fees in connection with the recordation of the Deed and any other instruments executed in connection with the Closing. Any fees and expenses of the Escrow Agent shall be paid in equal shares by Purchaser and Seller.

6.5 Allocation of Purchase Price. No later than three Business Days prior to Closing, Purchaser agrees to reasonably propose, and prior to Closing, and Purchaser and Seller agree to negotiate in good faith, a written statement containing the respective values of the Real Property, the Personal Property and the goodwill being transferred to Purchaser pursuant to the terms of this Contract (the "Allocation Statement"). The parties hereto acknowledge that the value of the Personal Property between the date and time that Purchaser and Seller may agree upon an Allocation Statement and the Closing Date may change, and if, in the reasonable determination of Seller and Purchaser, the value of the Personal Property has changed as of the Closing Date, the parties shall cooperate in good faith to modify the Allocation Statement accordingly. If Seller and Purchaser are able to agree upon the Allocation Statement, each (a) shall be bound by such Allocation Statement for purposes of determining any taxes, (b) shall prepare and file all tax returns in a manner consistent with such allocations, and (c) shall take no position inconsistent with such allocations in any tax return, any proceeding before any taxing authority or otherwise. In the event that any such Allocation Statement is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning the resolution of such dispute. If the parties are unable to agree upon the Allocation Statement, the parties agree that each party shall be responsible for resolving any dispute with any taxing authority concerning such party's proposed allocation of the respective values of the Real Property, the Personal Property and the goodwill being transferred to Purchaser pursuant to this Contract.

6.6 Order of Recording. Notwithstanding anything in this Contract to the contrary, the Deed shall be recorded prior to any financing or other liens or encumbrances imposed upon the Real Property by Purchaser after its acquisition.

6.7 Working Capital Adjustments and Prorations. The Working Capital items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 12:01 a.m. on the Closing Date (the "Apportionment

Time"). Net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price at the Closing, and net credits in favor of Seller shall be paid by Purchaser to Seller in cash at the Closing. Notwithstanding the provisions of this Section 6.7, Seller may, in its sole discretion, choose to retain certain Working Capital items on its own books in lieu of the adjustment by proration as set forth in this Section 6.7. If Seller elects to maintain any such Working Capital items, Seller shall notify Purchaser of such election and the Working Capital items to be retained no later than three Business Days prior to Closing. With respect to such Working Capital items to be retained, no proration shall be made hereunder. Subject to the foregoing, and unless otherwise indicated below, Purchaser shall receive a credit against the Purchase Price for any of the following items to the extent the same are accrued but unpaid as of the Apportionment Time (whether or not due, owing or delinquent as of the Apportionment Time) and to the extent Purchaser has assumed the obligations for the same, and Seller shall receive a credit (and thereby be entitled to a payment from Purchaser) with respect to any of the following items that shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Apportionment Time:

6.7.1 Cash Accounts. Except for those amounts held in accounts listed on Schedule 6.7.1 that are required by law to be maintained in separate accounts, all funds held in any accounts maintained by or for the benefit of Seller at the Apportionment Time will be removed by Seller as of the Apportionment Time for the benefit of Seller. Seller shall receive a credit for (a) all cash held in the Hotel house banks or vaults and any petty cash located at the Hotel as of the Apportionment Time and (b) all funds held in any account listed on Schedule 6.7.1 as of the Apportionment Time.

6.7.2 Guest Ledger. Guest ledger receivables (i.e., amounts, including, without limitation, room charges and charges for food and beverages, accrued to the accounts of guests and other customers of the Hotel as of the Apportionment Time) ("Guest Ledger Receivables") shall be prorated between Purchaser and Seller. Seller shall receive a credit for all Guest Ledger Receivables for all room nights and other charges up to, but not including, the room night during which the Apportionment Time occurs, and Purchaser shall be entitled to the amounts of Guest Ledger Receivables for the room nights and other charges after the Apportionment Time. The final night's room revenue (revenue from rooms occupied on the evening preceding the Closing Date) and any taxes thereon shall be allocated 50% to Seller and 50% to Purchaser. All revenues from restaurants, bars, lounge facilities, retail sales, in--room movies, telephone charges and all other revenues for the night during which the Apportionment Time occurs shall belong to Seller, and Seller shall bear all expenses related to such revenues, including, but not limited to, payroll and costs of sales.

6.7.3 City Ledger Receivables. Seller shall receive a credit for, and Purchaser shall purchase from Seller, all city ledger accounts receivable that are less than 120 days old. Such credit shall equal the amount of the accounts receivable, less 2% (representing historic reserves or write offs for bad debt under 120 days old for uncollectible amounts).

6.7.4 Other Accounts Receivable. Except as set forth in Sections 6.7.2 and 6.7.3, all accounts receivable for all periods prior to the Apportionment Time shall remain the property of Seller. After the Closing Date, Purchaser shall use commercially reasonable efforts to collect in the ordinary course of business all such accounts receivable (other than accounts receivable from credit card companies that shall be collected directly by Seller). Periodically (but no less frequently than monthly), Purchaser shall submit to Seller all amounts received in respect of such accounts receivable, together with an itemization of such accounts receivable. If Purchaser receives any amounts in respect of such accounts receivable after such date, Purchaser shall be deemed to be the trustee of Seller with respect thereto, and Purchaser shall promptly remit the same to Seller. Seller may utilize such procedures that it deems necessary, in its sole discretion, to collect accounts receivable, but Seller will not commence litigation against any obligors.

6.7.5 Inventory. Seller shall receive a credit for the cost of all Inventory existing at the Apportionment Time, provided that, for Food and Beverage Inventory, Seller shall receive a credit only for the cost of Food and Beverage Inventory in unopened containers at the Apportionment Time.

6.7.6 Prepaid Expenses, Deposits and Insurance. Seller shall receive a credit for prepaid expenses directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, prepaid rents under any equipment lease, annual permit and inspection fees, fees for licenses, trade association dues and trade subscriptions, all security or other deposits paid by or on behalf of Seller to third parties, to the extent the same are transferable and remain on deposit for the benefit of Purchaser, and prepaid advertising that has not been published, mailed or aired, and marketing and advertising inventory items such as brochures and other material if related to the marketing of the Hotel as a RockResorts. Prepaid insurance premiums will not be prorated, and Purchaser shall not assume, and Seller shall not assign, any insurance policies, Purchaser hereby acknowledging its obligation to obtain its own insurance related to or for the Property.

6.7.7 Property Contracts, Leases; Trade Payables. Any amounts prepaid or payable under any Property Contracts, Leases and any other trade payables shall be prorated as of the Apportionment Time between Purchaser and Seller. All amounts known to be due under Property Contracts and Leases with reference to periods prior to the Closing Date shall be paid by Seller or credited to Purchaser, as appropriate.

6.7.8 Utilities; Telephone. Telephone and facsimile charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Where possible, cutoff readings will be secured for all utilities as of the Apportionment Time. To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service.

6.7.9 Gift Certificates. Purchaser shall receive a credit for 50% of the face value of all unredeemed gift certificates issued by Seller or Hotel Manager as of the Apportionment Time.

6.7.10 Payroll Liabilities. All amounts known to be due to employees or to taxing authorities, or to other third parties, related to payroll costs incurred during periods prior to the Closing Date, including, without limitation, accrued bonus, vacation and sick pay and other employee benefits shall be paid by Seller or credited to Purchaser.

6.7.11 Taxes and Assessments. Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales, transient occupancy tax, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to the Apportionment Time, and Purchaser shall be solely responsible for all such taxes for any period from and after the Apportionment Time, provided that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller. All ad valorem taxes, special or general assessments, real property taxes, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall also provide Purchaser with a credit at Closing for then unpaid 2005 real estate taxes (payable in 2006). Seller shall further provide Purchaser with a credit at Closing for 2006 real estate taxes (payable in 2007) attributable to the period from January 1, 2006 to the Closing Date, such credit to be calculated based upon the actual 2005 real estate taxes paid increased by 3% and prorated based on the number of days in 2006 from January 1, 2006 to Closing.

6.7.12 Bookings. Purchaser shall receive a credit for advance payments and deposits under Bookings.

6.7.13 Security Deposits. Except as set forth in Section 6.7.1, Purchaser shall be entitled to a credit for all unapplied security and other deposits, if any, held by Seller as of the Apportionment Time with respect to Property Contracts and Leases.

6.7.14 Capital Leases. At Closing, Purchaser will assume all obligations related to the capital leases identified on Schedule 6.7.14 without adjustment or proration.

6.7.15 Other Items. Other Working Capital items and such other items as are provided for in this Contract or as are normally prorated and adjusted in the sale of real property or of a hotel shall be prorated as of the Apportionment Time in accordance with local custom in the State of Wyoming.

6.8 Closing Statement; True--Up. Seller and Purchaser shall jointly prepare a proposed proration schedule containing the parties' reasonable estimate of the items requiring prorations and adjustments in this Contract (the "Proration Schedule"). Subsequent final adjustments and payments of all such items (the "True--Up") shall be made in cash or other immediately available funds as soon as practicable, but no more than 90 days after the Closing Date (except with respect to ad valorem property taxes which shall be adjusted within 30 days after receipt of the final tax bill), based upon an accounting performed by Seller and acceptable to Purchaser. If the parties have not agreed with respect to the adjustments required to be made pursuant to Section 6.4, upon application by either party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments that have not theretofore been agreed to between the parties. (If the parties cannot agree on a certified public accountant within 30 days after the request by either party, the JAMS located in Denver, Colorado shall appoint a certified public accountant.) The charges of such accountant (and JAMS, if applicable) shall be borne equally by the parties. All adjustments to be made as a result of the final results of the True--Up shall be paid to the party entitled to such adjustment within 30 days after the final determination thereof.

6.8.1 Access. Purchaser and Seller shall have the right to have their representatives present (i) before the Closing Date for the purpose of observing the taking of any inventories by Seller's designee (including the counting of house funds), the review of receivables, or any other matters to be performed pursuant to this Section 6.8, and (ii) after the Closing Date for the purpose of review of receivables or any other post--closing adjustments provided for in this Contract, and such representatives shall be given reasonable access to the Hotel Books and Records that are relevant to the preparation of the proposed closing statement and the Settlement Statement.

6.8.2 Calculations. All prorations shall be made on the basis of the actual number of days of the year, or month, as applicable, which shall have elapsed as of the Closing Date.

6.9 Survival. The provisions of Sections 6.4 through 6.8 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

7.1 Purchaser's Conditions to Closing. Purchaser's obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

7.1.1 All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to Section 6.2 shall have been delivered;

7.1.2 Each of Seller's Representations shall be true in all material respects as of the Closing Date;

7.1.3 The Title Insurer shall be irrevocably committed to issue a policy in conformance with the Title Report, subject only to the Permitted Exceptions;

7.1.4 Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

7.1.5 Seller shall have terminated the Existing Hotel Management Agreement; and

7.1.6 There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser's obligation to Close except as expressly set forth in this Section 7.1. If any condition set forth in Sections 7.1.1, 7.1.2, 7.1.4, or 7.1.5 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the

Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 12.2. If the condition set forth in Section 7.1.3 or Section 7.1.6 is not met, Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser's election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

7.2 Seller's Conditions to Closing. Seller's obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

7.2.1 All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to Section 6.3 shall have been delivered;

7.2.2 Each of the representations and warranties of Purchaser contained herein shall be true in all material respects as of the Closing Date;

7.2.3 Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

7.2.4 Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby; and

7.2.5 There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser.

If any of the foregoing conditions to Seller's obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 12.1.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

8.1 Seller's Representations and Warranties.

8.1.1 Seller makes the following representations and warranties to Purchaser ("Seller's Representations"):

8.1.1.1 Organization and Power. Seller is a limited liability company, duly organized, validly existing and authorized to do business and is in good standing under the laws of the State of Wyoming. Seller has all requisite limited liability company powers and authorizations to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument executed and delivered on behalf of Seller hereunder.

8.1.1.2 Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

8.1.1.3 Authorization and Execution. This Contract has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms, and the documents or instruments contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, will be duly executed and delivered by Seller, and, when so executed and delivered, will constitute, the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting enforcement of creditor's rights generally and by general principles of equity (whether applied in a proceeding at law or equity). Each person executing this Contract and the other documents contemplated hereby on behalf of Seller has (or will have at the time of such execution) the authority to do so.

8.1.1.4 Non--contravention. The execution and delivery of, and the performance by Seller of its obligations under, this Contract does not and will not contravene, or constitute a material default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.

8.1.1.5 Seller Is Not a "Foreign Person". Seller is not a "foreign person" within the meaning of Section 1445 of the Code, (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Code and regulations promulgated thereunder).

8.1.1.6 No Approvals. Other than as disclosed in the Title Report or documents provided therewith, routine transfers of local business licenses and the payment of fees and taxes related thereto, and as set forth on Schedule 8.1.1.6, no governmental authority or third--party filings, approvals or consents are required for Seller's execution and delivery of, or performance of its obligations under, this Contract, and Seller's execution, delivery and performance of this Contract, do not and will not violate, and are not restricted by, any contractual obligation of Seller or any federal, state or local laws, statutes or ordinances to which Seller is a party or by which Seller or any of the Property is bound.

8.1.1.7 Prohibited Person. Seller is not a Prohibited Person. The assets Seller will transfer to Purchaser under this Contract are not the property of, nor is any controlling interest therein beneficially owned, directly or indirectly, by a Prohibited Person.

8.1.1.8 Compliance with Existing Laws. Neither Seller nor any Affiliate of Seller has received any uncorrected written notice of any violation of any laws binding upon Seller or to which the Property is subject, which violation would be reasonably expected to have a Material adverse effect on Seller. Seller further represents that no written notice from any governmental authority has been received by Seller or any Affiliate of Seller revoking, canceling, denying renewal of, or threatening any such action with respect to any authorization.

8.1.1.9 Employees. Seller has not entered into any employment agreements that are currently in effect.

8.1.1.10 Collective Bargaining Agreements. Seller has not entered into any collective bargaining agreements that are currently in effect.

8.1.1.11 Condemnation Proceedings. There is no condemnation or eminent domain proceeding pending, or, to the knowledge of Seller, threatened, against any part of the Real Property.

8.1.1.12 Actions or Proceedings. Except as set forth in Schedule 8.1.1.12, there is no action, suit or proceeding pending, or to the knowledge of Seller, threatened against or affecting Seller or the Property in any court, before any arbitrator or before or by any governmental authority.

8.1.1.13 Hazardous Substances. Other than as set forth in Schedule 8.1.1.13 or in the Environmental Reports:

8.1.1.13.1 Seller has received no written notice from any governmental authority of any actual or potential violation of or failure to comply with any Environmental Law with respect to the Real Property which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any clean--up, removal, containment, or other remediation under any Environmental Law with respect to the Real Property which remains unperformed.

8.1.1.13.2 There are no pending or, to Seller's knowledge, threatened actions arising under or pursuant to any Environmental Law with respect to or affecting the Real Property.

8.1.1.13.3 To Seller's knowledge, other than (i) hazardous substances used in the ordinary course of maintaining and cleaning the Property in commercially reasonable amounts or used during the renovation projects in accordance with applicable Environmental Laws, and (ii) hazardous substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no hazardous substances are present on or in the Property. To Seller's knowledge, the hazardous substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all Environmental Laws.

8.1.1.14 Contracts. There are no Property Contracts or Leases that will affect the Property following the Closing Date, except as set forth on Schedule 8.1.1.14 or as otherwise permitted under this Contract. If there exists any Property Contract that is not shown on Schedule 8.1.1.14, the foregoing representation shall not be deemed to be incorrect to the extent (a) amounts paid under such Property Contract are reflected in the Financial Statements, (b) amounts to be paid under such Property Contracts do not exceed after the Closing Date $30,000, in the aggregate, in any year, (c) such Property Contract is entered into after the Effective Date in accordance with this Contract in the ordinary course of business, (d) such contracts for the rental of a Hotel room, suite, banquet or meeting room or convention facilities, (e) such contract constitutes a purchase order for Consumables, Operating Equipment or any Inventory in the ordinary course of business, or (f) such contract is terminable by Purchaser without penalty on not more than 60 days' prior notice (the contracts identified in subsections (b), (d), (e) and (f) collectively may be referred to as "Non--Material Property Contracts"). Each Lease and Property Contract (other than Non--Material Property Contracts) is in full force and effect, and, to Seller's knowledge, there are no defaults or events that, with notice or lapse of time or both, that constitute a default by Seller under such Leases or Property Contracts (other than Non--Material Property Contracts) and, to Seller's knowledge, by any other party thereto.

8.1.1.15 Financial Information. Seller has provided to Purchaser a copy of a balance sheet as of November 30, 2005 and as of July 31, 2005 and income statements for the four--month period ending November 30, 2005 and for the fiscal year ending July 31, 2005 (collectively, "Financial Statements"). The Financial Statements are (a) are true, complete and correct in all material respects, and (b) accurately represent the financial condition and results of operations of Seller or the Property, as applicable, as of the date of such reports.

8.1.1.16 Insurance. Schedule 8.1.1.16 is a true, correct and complete list of the insurance policies maintained by Seller or on Seller's behalf for the Property. Seller has not received written notice from any insurance company that any such insurance policy has been terminated.

8.1.1.17 Title. Seller owns the Personal Property free and clear of liens, other than the Permitted Exceptions to the extent applicable to the Personal Property. All Bookings are held in Seller's name.

8.1.1.18 Property Tax Appeals. Except as otherwise set forth on Schedule 8.1.1.18, there are no pending ad valorem property tax appeals that have been filed by Seller or its Affiliates with respect to the Property.

8.1.1.19 Permits. To Seller's knowledge, all Permits maintained by Seller for the operation of the Hotel are in full force and effect. Except as otherwise disclosed to Purchaser in said Schedule 8.1.1.19, as of the date hereof, Seller has not received written notice of any material violations of any Permit.

8.1.1.20 Liquor License. Schedule 8.1.1.20 is a true, correct and complete list of the Existing Liquor License. The Existing Liquor License is active and in good standing without pending disciplinary action by the Liquor Authority.

8.1.1.21 Right of First Refusal. There do not exist any rights of first refusal to acquire any part of the Hotel.

8.1.1.22 Trademarks. Schedule 8.1.1.22 sets forth all trademarks, service marks, registered trade names, registered copyrights, patents and licenses (excluding licenses for the use of computer software programs) and other intellectual property owned by Seller (the "Intellectual Property").

8.1.2 Any representations and warranties made "to Seller's knowledge" (or similar variations) shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual present knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, member, manager, employee or representative of Seller, or any Affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representatives any individual personal liability. As used herein, the term "Designated Representatives" shall refer to Marla Steele, Edward Mace and Bruce Grosbety.

8.1.3 Seller's Representations set forth in Section 8.1 of this Contract shall be true, accurate and correct in all material respects upon the Effective Date and shall be deemed to be repeated on and as of the Closing Date, except as they relate only to an earlier date and except to the extent of any circumstances then existing that modify the representations and warranties

(provided, however, that the foregoing shall not in any way be construed as contradicting Section 7.1.2). Seller's Representations in any other Seller Documents shall remain operative and shall survive for nine months following Closing.

8.1.4 Notwithstanding anything in this Contract to the contrary, Purchaser shall be required to give Seller prompt written notice of any matter of which Purchaser has actual knowledge prior to the Closing with respect to which Purchaser reasonably concludes indicates that Seller has breached any of its representations or warranties made by Seller under this Contract. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other Seller Document, to the extent that (i) on or before the Closing, Purchaser obtained actual knowledge (from whatever source, including, without limitation, information provided in the Materials, including the Title Report and documents related thereto, as a result of Purchaser's own due diligence tests, investigations and inspections of the Property, or disclosure by Seller or any of Seller's agents and employees) or (ii) otherwise is contained in any Materials delivered to Purchaser or Broker, the Title Report and documents related thereto, or the results of any of Purchaser's own due diligence tests, investigations and inspections of the Property, contained information that contradicts the applicable representations and warranties, or renders the applicable representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Contract.

8.2 Purchaser's Representations and Warranties.

8.2.1 Purchaser makes the following representations and warranties to Seller:

8.2.1.1 Qualification and Good Standing. Purchaser is duly qualified to do business and is in good standing under the laws of the State of Delaware. Purchaser has all requisite authority, powers and authorizations to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument executed and delivered on behalf of Purchaser hereunder.

8.2.1.2 Authorization and Execution. This Contract has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms, and the documents or instruments contemplated hereby have been duly authorized by all necessary action on the part of Purchaser, will be duly executed and delivered by Purchaser, and, when so executed and delivered will constitute, the valid and binding agreements of Purchaser, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting enforcement of creditor's rights generally and by general principles of equity (whether applied in a proceeding at law or equity). Each person executing this Contract and the other documents contemplated hereby on behalf of Purchaser has (or will have at the time of such execution) the authority to do so.

8.2.1.3 Non--contravention. The execution and delivery of, and the performance by Purchaser of its obligations under, this Contract, do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

8.2.1.4 No Approvals. No governmental authority or third--party filings, approvals or consents are required for Purchaser's execution and delivery of, or performance of its obligations under, this Contract, and Purchaser's execution, delivery and performance of this Contract, do not and will not violate, and are not restricted by, any other contractual obligation or any federal, state or local laws, statutes or ordinances to which Purchaser is a party or by which Purchaser is bound.

8.2.1.5 Litigation. No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non--binding any of Purchaser's obligations or covenants to Seller.

8.2.1.6 Prohibited Person. Purchaser is not a Prohibited Person. To Purchaser's knowledge, none of its controlling investors, nor any brokers or other agents (if any) acting or benefiting in any capacity in connection with this Contract, is a Prohibited Person. The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, and no controlling interest therein is beneficially owned, directly or indirectly, by, a Prohibited Person. No funds or other assets Purchaser will transfer to Seller under this Contract are the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

8.2.2 Purchaser's representations and warranties set forth in this Section 8.2 shall be true, accurate and correct in all material respects upon the Effective Date and shall be deemed to be repeated on and as of the Closing Date, except as they relate only to an earlier date and except to the extent of any circumstances then existing that modify the representations and warranties (provided, however, that the foregoing shall not in any way be construed as contradicting Section 7.2.2). Purchaser's representations and warranties shall remain operative and shall survive for nine months following Closing.

ARTICLE IX
OPERATION OF THE PROPERTY PENDING CLOSING

9.1 Actions and Operations Pending Closing. Seller agrees that, between the date hereof and the earlier of the Closing Date or the termination of the Contract pursuant to the terms hereof:

9.1.1 the Hotel will continue to be operated and maintained substantially in accordance with its present standards;

9.1.2 Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's reasonable discretion, enter into any contracts or commitments with respect to the Hotel involving any capital expenditures or material construction; provided, however, that such consent of Purchaser shall not be required (a) in the event of a Casualty or an Emergency or (b) with respect to matters set forth on Seller's calendar year 2005 capital expenditures budget;

9.1.3 Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's reasonable discretion, (a) sell, pledge or transfer any of its interest in any of the Property other than in the ordinary course of business, (b) enter into any (i) new Property Contracts or (ii) new licenses or permits or (iii) cancel, materially modify or renew any of the existing Property Contracts (other than a Non--Material Property Contract) or Leases; provided, however, that Seller may, without Purchaser's prior consent, enter into (I) Non--Material Contracts, (II) purchase orders for Personal Property, any Inventory, Consumables and/or Operating Equipment in the ordinary course of business, and (III) applications to obtain or renew Permits used in the ordinary course of business or required for the continued operation of the business of the Hotel or the transfer contemplated hereby;

9.1.4 Notwithstanding the provisions of Section 9.1.2, Seller shall have the right, without giving notice to or receiving the consent of Purchaser, to make and accept cancellations of Bookings in the ordinary course of business;

9.1.5 Except as set forth in Section 10.1, Seller will execute, and Purchaser will cooperate in the execution of, all applications and instruments reasonably requested by Purchaser which are required in connection with the transfer of all transferable Permits (other than Excluded Permits) in order to transfer the benefits of such Permits to Purchaser on the Closing Date; provided, however, no such transfer shall be effective unless and until the Closing occurs. Purchaser shall be responsible for, and pay immediately upon Seller's request, all costs related to such applications and instruments. Seller, subject to the next succeeding sentence, shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring during the period between the date hereof and the Closing to be renewed prior to the Closing Date. If any such Permit (other than Excluded Permits, but inclusive of the Existing Liquor License) shall be suspended or revoked, Seller shall promptly so notify Purchaser and shall use commercially reasonable efforts to cause the reinstatement of such Permit without any additional limitation or condition;

9.1.6 During the seven--day period prior to the Closing Date, Purchaser shall be entitled to have up to two representatives at the Hotel, at reasonable times and under reasonable circumstances, to observe the operations of the Hotel, provided (a) at least 48 hours in advance, Purchaser makes arrangements with Hotel management regarding sending such representative(s) to the Hotel and (b) such representative(s) do not interfere with Hotel management or employees or any of the operations of the Hotel; and

9.1.7 To the extent maintained by a prudent owner of comparable properties that are similarly situated to the Hotel, Seller will maintain in effect all policies of insurance for the Hotel which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Hotel.

9.2 Liens. Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 9.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed. If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

ARTICLE X COVENANTS

10.1 Liquor License. Purchaser hereby acknowledges and agrees that it is Purchaser's sole responsibility to arrange for the transfer of the Existing Liquor License (to the extent allowed by applicable law) to Purchaser to allow Purchaser to conduct the service of alcoholic beverages at the Hotel from and after Closing. At Purchaser's sole cost and expense, Seller shall cooperate with Purchaser in arranging for such transfer or issuance, and to that end, Seller shall execute a consent to transfer of Existing Liquor License in the form attached hereto as Exhibit H. In arranging for transfer of the Existing Liquor License from Seller to Purchaser and for purposes of satisfying the requirements of the Wyoming Department of Revenue, Liquor Division, Purchaser and Seller shall, in the application for transfer of the Existing Liquor License, designate the General Manager of the Hotel as an officer of Purchaser and shall list the Hotel Manager on the application for transfer as designated by the Wyoming Department of Revenue. Seller and Purchaser shall use commercially reasonable efforts to complete and file the application for transfer of the Existing Liquor License within 30 days after Closing. Transfer of the Existing Liquor License shall not be a condition to Closing; however, if such transfer is not completed at or prior to Closing (and provided Seller is not precluded by law or appropriate governmental authority), in order to enable Purchaser to serve such alcoholic beverages from and after Closing, Seller shall, on or prior to the Closing Date, enter into such appropriate arrangement as shall be reasonably acceptable to Seller and Purchaser (but only for a period of up to five months after Closing), including, without limitation, a leasing of the space in which alcoholic beverages are sold pursuant to any applicable liquor license and/or a liquor license management contract (a "Liquor License Agreement"). The parties agree to use commercially reasonable efforts to agree upon a form of Liquor License Agreement with respect to such anticipated arrangement within 15 days after the Effective Date. In such event, Purchaser shall purchase insurance in such amounts and in such forms as Seller shall reasonably require, including, without limitation, dram shop liability insurance, insuring Seller and such related entities and individuals as Seller shall specify against any and all liabilities which may arise pursuant to such arrangement. Purchaser shall indemnify, defend and hold Seller harmless from any claim, expense (including, without limitation, reasonable attorneys' fees and disbursements), loss, liability or other damage incurred by Seller by reason of such arrangement. The provisions of this Section 10.1 shall survive Closing.

10.2 Indemnities and Releases.

10.2.1 Purchaser's Indemnity. From and after the Closing, Purchaser shall protect, defend, indemnify and hold Seller Indemnified Parties free and harmless from and against (a) any and all third--party Losses for personal injury or death and property damage to the extent related to the Hotel and also accruing from and after the Closing, and (b) any Losses to the extent arising from a breach of Purchaser's representations set forth in Section 8.2 ("Seller's Claims"). Notwithstanding anything in this Contract to the contrary, (x) the indemnity set forth in subsentence (a) shall survive until the expiration of the applicable statute of limitations and (y) the indemnity set forth in subsentence (b) above shall survive for 9 months after the Closing Date. Such indemnity, as well as Purchaser's representations set forth in Section 8.2 shall automatically be null and void and of no further force and effect on the date immediately succeeding the 9--month anniversary of the Closing Date, unless on or before such date, Seller shall have provided notice hereunder to Purchaser alleging that Purchaser shall be in breach of such representation or warranty and that Seller shall have suffered actual damages as a result thereof. Seller shall then have 30 days following delivery of such notice to commence a legal proceeding against Purchaser. If Seller has not commenced a legal proceeding against Purchaser within such 30--day period following delivery of notice, then such representations and indemnity shall be null and void and Purchaser's obligations under this Section 10.2.1 with respect to such representations and indemnity shall terminate.

10.2.2 Seller's Indemnity. From and after the Closing, Seller shall protect, defend, indemnify and hold Purchaser and Purchaser's officers, directors, shareholders, Affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, "Purchaser Indemnified Parties"), free and harmless from and against (a) any and all third--party Losses for personal injury or death and property damage to the extent related to the Hotel and also accruing prior to the Closing, (b) any Losses to the extent arising from (i) a breach of Seller's Representations, or (ii) a breach of Seller's covenants set forth in Sections 9.1.2 and 9.1.3 (except to the extent that Purchaser has knowledge of an inaccuracy or breach of representation, warranty or covenant as provided in the last sentence of the last paragraph of Section 8.1 and nonetheless closes), or (iii) a breach of Seller's covenant set forth in Section 10.7 (collectively, "Purchaser's Claims"). Notwithstanding anything in this Contract to the contrary, (x) the indemnity set forth in subsentence (a) shall survive until the expiration of the applicable statute of limitations and (y) the indemnity set forth in subsentence (b) above shall survive for 9 months after the Closing Date other than the indemnity under clause (iii) of subsentence (b), which shall survive until the issuance of a "no further action" or equivalent advice from the applicable governmental agency. Such indemnity shall automatically be null and void and of no further force and effect on the date immediately succeeding the periods set forth in clauses (x) and (y), unless on or before such applicable date, Purchaser shall have provided notice hereunder alleging that Seller shall be in breach of such representation or warranty and that Purchaser shall have suffered actual damages as a result thereof. Purchaser shall then have 30 days following delivery of such notice to commence a legal proceeding against Seller. If Purchaser has not commenced a legal proceeding against Seller within such 30--day period following delivery of notice, then such representations and indemnity shall be null and void and Seller's obligations under this Section

10.2.2 with respect to such representations and indemnity shall terminate. The maximum aggregate amount of liability that Seller shall have under any circumstance under this Contract for any claim or Loss (singularly or in aggregate of all claims and Losses) for a breach of Seller's Representations and the indemnity obligation set forth in subsentence (ii) shall not exceed, in the aggregate, $1,500,000 (the "Damage Cap"); provided, however, that Purchaser shall not have the right to assert a claim under this Section 10.2.2 for a breach of Seller's Representations or the indemnity obligation set forth in subsentence (ii) unless the Loss to Purchaser on account of such breach (individually or when combined with Losses from other breaches) equals or exceeds $75,000 (the "Threshold"), in which event Purchaser may assert claims for the full amount of such Loss in excess of such Threshold, but in no event to exceed the Damage Cap. Notwithstanding the foregoing, (i) the Threshold shall not apply to any claim for indemnification under clause (iii) of subsentence (b) of this Section 10.2.2 and (ii) to the extent that the Hotel maintains insurance with respect to a matter that would be a Purchaser Claim, Purchaser shall first seek recovery from such insurance (and not from Seller) and only the amounts not so covered by insurance shall count toward the Threshold.

10.2.3 Assumed Obligations. Whenever it is expressly provided in this Contract that one party shall assume an obligation or be responsible for a payment, the party assuming such obligation shall be deemed to have also agreed to indemnify and hold harmless the other party from all Losses arising from any failure of the assuming party to perform such obligation or make such payment.

10.2.4 Indemnification Process. The party seeking or entitled to indemnification under this Contract shall provide prompt notice to the other party (the "Indemnitor") specifying, with reasonable detail, the matter for which such indemnification is claimed. The Indemnitor shall have the right, upon giving Notice to the other party within 30 days after the date it received Notice from such party, to take primary responsibility for the prosecution or defense of such matter, provided such prosecution or defense is diligently pursued with counsel reasonably satisfactory to the indemnified party. If the Indemnitor takes responsibility for the prosecution or defense of the action, the indemnitee may participate at the indemnitee's own cost and defense in such action. The Indemnitor shall not settle or compromise any claim without the indemnitee's consent, unless the Indemnitor does so without imposing any obligations on the indemnitee or admitting liability on behalf of the indemnitee.

10.2.5 Survival. This Section 10.2 shall survive the Closing or termination of this Contract.

10.3 Hotel Books and Records. For a period of 90 days following the Closing Date, Seller and its Affiliates shall, subject to any confidentiality and/or proprietary restrictions, make available to Purchaser any computer systems, books, records, ledgers, files, information and data that are in the possession of Seller or its Affiliates and relate to the ownership or operation of the Property but were not included within the Hotel Books and Records conveyed to Purchaser at Closing.

10.4 Assignment of Property Contracts. If any Property Contract or Lease requires consent to such assignment from Seller to Purchaser, but such consent has not been obtained prior to Closing, this Contract, to the extent permitted by law, shall constitute an equitable assignment by Seller to Purchaser of all of Seller's rights, benefits, title and interest in and to the assigned Property Contracts or Leases, and Purchaser shall, as between Purchaser and Seller, assume the obligations of Seller under such Property Contracts or Leases and indemnify Seller from any Losses arising from such Property Contracts or Leases from and after the Closing Date, as set forth in Section 10.2.3. The terms of this Section 10.4 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed.

10.5 Confidentialitv/Return of Documents. Purchaser and Seller each hereby agree to comply with the Confidentiality Agreement, at all times after the date of this Contract and prior to the Closing, unless otherwise expressly consented to in writing by the other party. In addition, Seller and Purchaser each agree to keep strictly confidential the existence and terms of this Contract and all information provided to or obtained by Seller or Purchaser pursuant to this Contract or otherwise in connection with the transaction contemplated hereby; provided, however, that such information may be disclosed (a) to employees, officers and directors of Purchaser or Seller or to Purchaser's or Seller's outside counsel and accountants or other consultants subject to the same standard of confidentiality, (b) as may be required by law or a court or (c) to the extent required under any filings with the Securities and Exchange Commission or any securities exchange. In addition, Seller may publicly announce the existence of the Contract, the Purchase Price, name of Purchaser, scheduled Closing Date, the existence of a Hotel Management Agreement and the Hotel Manager. Prior to or simultaneously with making any permitted disclosure, the party making such disclosure agrees to provide the other party hereto with a true and complete copy thereof Purchaser hereby acknowledges and agrees that all materials and information relating to the Property supplied to Purchaser by or on behalf of Seller or obtained by Purchaser in accordance with Article III and Article IV shall be treated in accordance with the terms and provisions of this Section 10.5. Such information shall be used solely for evaluating Purchaser's investment in the Property. If this Contract terminates or the transaction contemplated under this Contract fails to close for any reason whatsoever, Purchaser shall deliver to Seller all of the documents, financial statements, reports or other information relating to the Property supplied to Purchaser by or on behalf of Seller and all Third--Party Reports (to the extent Purchaser is not legally prohibited in its reasonable judgment from delivering such materials to Seller). This Section 10.5 shall survive the Closing or termination of this Contract.

10.6 Assignment of Certain Litigation. Seller hereby assigns to Purchaser all of its interest in the litigation case pending in the District Court in and for Teton County, Wyoming, Ninth Judicial District, styled JHL&S LLC, a Wyoming limited liability company, Plaintiff, v. Union Pointe General Contractors; Design Resources, an Idaho corporation (Civil Case No. 13239) (the "Case"), and to use commercially reasonable efforts to obtain the court's approval of any order substituting Purchaser for Seller, as plaintiff in the Case. In the event that Seller is not able to obtain the court's approval of such substitution within a reasonable time after Closing, Seller agrees to use commercially reasonable efforts to pursue recovery in the Case, provided that Purchaser shall be entitled to any of the proceeds of any recovery therein (including any recovery pursuant to settlement of the Case), after deduction and prompt payment to Seller of all fees and expenses thereof, including, without limitation, the fees and costs of any of Seller's attorneys or experts and the costs relating to any professional testing incurred by Seller in connection with the Case.

10.7 Remediation of Underground Storage Tank. Seller shall pay, or promptly reimburse Purchaser for, any costs of environmental remediation for any release of heating oil from, or other non--compliance with applicable Environmental Laws in connection with, that certain underground storage tank that was used by Seller for the storage of heating oil for the operation of certain boilers in the Hotel until December 1, 2005 to the extent necessary to obtain a "no further action" letter or equivalent advice from the applicable governmental agency.

10.8 General Ledger Software. Seller shall pay, or promptly reimburse Purchaser for, the reasonable costs of purchasing a license for, and initial installation of, general ledger software for the operation of the Hotel subsequent to the Closing.

10.9 Jackson Hole Access Agreement. Seller agrees to use commercially reasonable efforts to obtain termination of that certain letter agreement, dated August 7, 2002, with Jackson Hole Mountain Resort that provides ski--in access across the land owned by Jackson Hole Mountain Resort land, including execution by Seller and Jackson Hole Mountain Resort of a release agreement regarding such letter agreement.

ARTICLE XI BROKERAGE

11.1 Broker Indemnity. Seller represents and warrants to Purchaser that it has dealt only with Jones Lang LaSalle Hotels, 355 South Grand Avenue, Suite 3100, Los Angeles, California ("Broker"), in connection with this Contract. Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested, in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party. The provisions of this Section 11.1 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed.

11.2 Broker Commission. If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third--party beneficiary of this Contract.

11.3 Broker Signature Page. As a condition to Seller's obligation to pay the commission pursuant to Section 11.2, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein; provided, however, that (a) Broker's signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Broker will not be necessary to amend any provision of this Contract.

ARTICLE XII
DEFAULTS AND REMEDIES

12.1 Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver the Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 6.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.3.2 and close on the purchase of the Property on the Closing Date, then, immediately and without notice or cure, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. If Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than ten days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages, and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder, Seller's sole and exclusive remedy for Purchaser's breach of this Contract and failure to perform its obligation to purchase the Property. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 12.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

12.2 Seller Default. If Seller. prior to the Closing, defaults in its representations, warranties, covenants, or obligations under this Contract, including to sell the Property as required by this Contract, and such default continues for more than ten days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's sole and exclusive remedy, either this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser, and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out--of--pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $100,000 in aggregate, or
  Purchaser may seek, within 60 days after the expiration of the cure period for such default, specific performance of Seller's obligation to deliver the Deed and all other documents provided for herein and perform all of its obligations pursuant to this Contract (but not damages). Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out--of--pocket expenses reimbursed by Seller pursuant to the foregoing sentence, except to the extent that such assignments are prohibited by contract. SUBJECT TO PURCHASER'S RIGHTS UNDER CLAUSE (b) ABOVE, SELLER AND

PURCHASER FURTHER AGREE THAT THIS SECTION 12.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER TO $100,000.00 AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT IN THE EVENT THAT THE CLOSING DOES NOT OCCUR. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

ARTICLE XIII
RISK OF LOSS OR CASUALTY

13.1 Casualties .

13.1.1 Notice. If any substantial damage to the Property shall occur on or before the Closing Date by reason of fire or other casualty (a "Casualty"), Seller will give Purchaser Notice (a "Casualty Notice") of such event upon the earlier of the Closing Date or five Business Days following such Casualty.

13.1.2 Restoration. If the cost to repair and restore the Real Property exceeds $3,000,000 or more than 40 rooms will be out of service for more than 120 days (as reasonably estimated by an independent and disinterested architect or registered professional engineer competent to make such estimate and selected by Seller no later than 15 Business Days following such Casualty), then Purchaser shall have the option to terminate this Contract by giving Seller notice to such effect within five Business Days after the receipt of the report of the architect or engineer referred to above. If Purchaser elects to terminate this Contract pursuant to this Section 13.1.2, this Contract shall be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser. If Purchaser does not timely elect to terminate this Contract as hereinabove provided, or if Purchaser is obligated to close because the cost to repair or restore the Casualty (as reasonably estimated by the independent and disinterested architect or registered professional engineer described above) does not exceed the amount set forth above, then the Closing shall take place as herein provided without adjustment of the Purchase Price, and, subject to Section 13.1.3 hereof, Seller shall, at the Closing, pay or assign to Purchaser (by written instrument in the case of any assignment, but without recourse, representation or warranty) the proceeds from all fire and other casualty insurance paid or payable to Seller with respect to the Casualty.

13.1.3 To the extent that Seller, in accordance with this Contract, elects to commence any repair, replacement or restoration of the Property prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repair, replacement or restoration completed or installed prior to Closing, with Purchaser being responsible for completion of such repair, replacement or restoration after Closing from the balance of any available insurance proceeds. The provisions of this Section 13.1.3 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE XIV
EMINENT DOMAIN

14.1 Condemnation.

14.1.1 In the event that, at the time of Closing, any part of the Real Property is permanently taken by condemnation or power of eminent domain (or is the subject of a pending permanent taking that has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof. If such taking is Material, Purchaser shall have the right to terminate this Contract by giving written notice within ten days after Purchaser's receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this

Contract, Purchaser shall recover the Deposit (subject to Purchaser's obligation under Section 3.2 to return all Third--Party Reports and information and Materials provided to Purchaser as a pre--condition to the return of the Deposit). If Purchaser fails to terminate this Contract within such ten--day period or does not have the right to terminate this Contract under this Article XIV, Purchaser shall accept so much of the Real Property as remains after such taking (or subject to a pending taking that has not yet been consummated, as the case may be) in its "as--is" condition and proceed with Closing with no abatement of the Purchase Price. At Closing, Seller shall assign and turn over to Purchaser, without recourse, the rights of Seller to any awards for the taking, and Purchaser shall be entitled to receive and retain such awards, in any event less reasonable out--of--pocket costs incurred by Seller to collect same and the portion thereof that Seller uses to make (i) temporary or emergency repairs to the Real Property arising from such taking, (ii) except for temporary or emergency repairs to the Real Property arising from such taking, Seller shall not make any repairs or restore the Real Property or enter into any contracts with respect thereto without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that Seller shall have no duty or obligation to Purchaser to repair or restore the Real Property), and (iii) at the Closing, Seller shall assign to Purchaser all of Seller's rights under, and Purchaser shall assume all of Seller's obligations thereafter arising under, any contracts to which Seller is a party with respect to any such repair or restoration of the Real Property resulting from such taking permitted under clauses (i) and (ii) above.

14.1.2 If, prior to the Closing Date, all or any portion of the Real Property is temporarily taken by condemnation or power of eminent domain (or is the subject of a pending temporary taking that has not yet been consummated), (a) Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof, (b) Purchaser shall accept the Real Property in its "as--is" condition and proceed with Closing with no abatement of the Purchase Price, (c) Seller shall not compromise, settle or adjust any claims to awards for the taking without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, (d) at Closing, Seller shall assign and turn over to Purchaser, without recourse, the rights of Seller to awards, if any, for the taking to the extent relating to or allocable to the period from and after the Closing Date (it being understood and agreed that Seller shall be entitled to receive and retain any such award to the extent that it relates to or is allocable to the period prior to the Closing Date, whether or not the award is received prior to, on or after Closing), and Purchaser shall be entitled to receive and keep such awards for the taking, in any event less an allocable share of the costs incurred by Seller to collect same and the portion thereof that Seller uses to make temporary or emergency repairs to the Real Property arising from such taking.

14.2 Defined Terms. As used in this Article XIV, the term "Material" means, in the case of a taking, if, as a result of such taking, the remaining portion of the Real Property, if any, cannot reasonably be expected to be operated in a manner that yields substantially the same economic return on Purchaser's investment as the Real Property immediately prior to such taking, or such taking results in the taking or other permanent loss of any necessary legal ingress and/or egress from the Real Property to public roads.

ARTICLE XV
MISCELLANEOUS

15.1 Binding Effect of Contract. This Contract shall not be binding on either party until executed by both Purchaser and Seller. As provided in Section 2.5.5 and Section 11.3, neither the Escrow Agent's nor the Broker's execution of this Contract shall be a prerequisite to its effectiveness.

15.2 Assignability. This Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller, except that Purchaser may assign this Contract to one or more entities so long as (a) Purchaser is an Affiliate of the purchasing entity(ies) or Purchaser is a member owning not less than 10% of the voting equity securities or equity of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than ten days prior to the Closing Date. Upon such assignment, Purchaser's assignees shall assume all Purchaser's obligations hereunder.

15.3 Binding Effect. Subject to Section 15.2, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

15.4 Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof

15.5 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally--recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission, with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three Business Days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that, if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this Section 15.5, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Lodging Capital Partners, LLC

430 W. Eric, #501

Chicago, Illinois 60610

Attention: Telephone: Telecopy:

and a copy to:

Heller Ehrman, LLP

333 Bush Street

San Francisco, California 94104 Attention: P. Peter Benudiz, Esq. Telephone: (213) 689--0200 Facsimile: (213) 244--7683

To Seller:

JHL&S LLC

c/o Vail Associates, Inc. 137 Benchmark Road

Avon, Colorado 81620

Attention: General Counsel Telephone: (970) 845--2927 Telecopy: (970) 845--2928

and a copy to:

Brownstein Hyatt & Farber, P.C. 410 17th Street, 22❑ d Floor

Denver, Colorado 80202

Attention: Kevin A. Cudney, Esq. Telephone: (303) 223--1100

Facsimile: (303) 223--1111

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Title Contact:

Jackson Hole Title & Escrow Company 255 Maple Way

P.O. Box 921

Jackson, Wyoming 83001

Attention: Nancy Hughes, Vice President Telephone: (307) 733--3153

Telecopy: (307) 733--9534

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

15.6 Governing Law And Venue. The internal laws of the State of Wyoming shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein, except for the conflict of laws provisions thereof Subject to Section 15.19, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the State of Wyoming, and the parties hereto expressly consent to the venue and jurisdiction of such court. FURTHER, PURCHASER AND SELLER HEREBY WAIVE TRIAL BY JURY IN ANY SUCH ACTION.

15.7 Entire Agreement. This Contract, together with the Site Access Agreement and all Exhibits or Schedules hereto, which are incorporated herein by reference, embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

15.8 Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) as provided in Section 2.5.5, the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.5, and (b) as provided in Section 11.3, the signature of the Broker shall not be required as to any amendment of this Contract.

15.9 Severability. In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract, and the remaining portions of this Contract shall be valid and enforceable, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

15.10 Multiple Counterparts/Facsimile Signatures. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures that shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

15.11 Time Of The Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

15.12 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing, and all waivers must be in writing and signed by the waiving party.

15.13 Attorneys' Fees. In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the substantially prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation and arbitration, including the cost of in--house counsel and any appeals.

15.14 Time Periods. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

15.15 Third--Party Beneficiaries,. This Contract shall solely benefit the parties hereto. There are no third--party beneficiaries to this Contract, except for Seller's Affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Hotel Manager and Vail (collectively, including Seller, "Seller's Indemnified Parties"), with respect to Purchaser's indemnification obligations hereunder, and the Purchaser Indemnified Parties, with respect to Seller's indemnification obligations hereunder.

15.16 Successors. The terms and provisions of this Contract shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

15.17 No Recording. Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller's prior written consent, which consent may be withheld at Seller's sole discretion. If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract. Purchaser hereby appoints Seller as Purchaser's attorney--in--fact to prepare and record any documents necessary to effect the nullification and release of this Contract or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

15.18 Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

15.19 Dispute Resolution. 15.19.1 Disputes Subject to Arbitration. If any claim, dispute or difference of any kind whatsoever (a "Dispute") shall arise out of or in connection with or in relation to this Contract, whether in contract, tort, statutory, or otherwise, and including any questions regarding the existence, scope, validity, breach or termination of this Contract, the Dispute shall be finally settled by arbitration pursuant to the procedures set forth in this Section 15.19. The parties hereby agree that the Tribunal shall have the power to order equitable remedies, including specific performance and injunctive relief

15.19.2 Selection of Arbitral Tribunal. An arbitral tribunal of three arbitrators (the "Tribunal") shall be established in conformity with the Comprehensive Arbitration Rules and Procedures of JAMS, excluding Rule 30 thereof, in effect at the time such arbitration is commenced. Each party shall appoint an arbitrator within 15 days after the date of a request to initiate arbitration, and the two appointed arbitrators will then jointly appoint a third arbitrator within 15 days after the date of the appointment of the second arbitrator, to act as chairman of the Tribunal. Arbitrators not appointed within the time limits set forth in the preceding sentence shall be appointed by JAMS.

15.19.3 Arbitration Proceedings. The arbitration shall be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, excluding Rule 30 thereof The arbitrators shall apply the internal laws of the State of Wyoming (exclusive of choice of law principles) in resolving the Dispute. Issues relating to the conduct of the arbitration and enforcement of any award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1--16. No party to any Dispute shall be required to join any other person as a party to the Dispute pursuant to the arbitration provisions set forth in this Section 15.19.

15.19.4 The Award; Expenses. Except as expressly required by applicable law, the Tribunal shall limit its monetary awards to compensatory damages (which may include a requirement that the losing party bear attorneys' fees and costs of the arbitration proceeding) and shall not award punitive or exemplary damages of any kind. Unless the Tribunal determines otherwise, each party to an arbitration proceeding shall be responsible for all fees and expenses of such party's attorneys, witnesses, and other representatives, and one--half of the other fees and expenses of the Tribunal and the other costs of the arbitration shall be allocated to and paid by (i) the party or parties initiating the respective arbitration proceeding and (ii) the party or parties against whom the respective arbitration proceeding is brought. Any monetary award shall be in dollars of the United States of America. The award rendered in any arbitration commenced hereunder shall be final and binding upon the parties, and each party hereby waives any claim or appeal whatsoever against it or any defense against its enforcement.

15.19.5 Obligation to Arbitrate. The obligation to arbitrate under this Section 15.19 is binding on the parties, successors and assigns. For purposes of appointing arbitrators, any party, successors and assigns shall jointly appoint such party's arbitrator.

15.19.6 Continuing Obligations. Until such time as a final determination of any Dispute is obtained pursuant to this Section 15.19 and, notwithstanding any termination of or default under, or alleged termination of or default under, this Contract, all parties to this Contract involved in such Dispute shall remain liable for, and shall be required to continue to satisfy, their respective obligations under this Contract.

15.20 Special Taxing Districts. Seller provides the following disclosures to Purchaser: SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

  Survival. Except for (a) all of the provisions of this Article XV, and (b) any provision of this Contract which expressly states that it shall so survive, and (c) any payment obligation of Purchaser under this Contract (the foregoing (a), (b) and (c) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive Closing.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

JHL&S LLC,

a Wyoming limited liability company

By:

Name:
Title:

Purchaser:

LODGING CAPITAL PARTNERS, LLC, an Illinois limited liability company

By:

Name:

Title:

Purchaser's Tax Identification Number/Social Security Number:

Guarantor:

The undersigned hereby guarantees the obligations of Seller under Section 10.2.2, but only to the extent that Seller would be liable under the terms of this Contract.

THE VAIL CORPORATION, a Colorado corporation

By:

Name:
Title:

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above,

Seller:

Purchaser:

LODGING CAPITAL PAR LLC, an Illinois limited liability company

By:

Name:
Title;

Purchaser's Tax Identification Number/Social Security Number:

Guarantor:

The undersigned hereby guarantees the obligations of Seller mder Section 10.2.2, but only to the extent that Seller would be liable under the terms of this Contract.

ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.5 of the Contract, and hereby establishes December 22, 2005 as of the date of opening of escrow and designates as the escrow number assigned to this escrow.

ESCROW AGENT:

JACKSON HOLE TITLE COMPANY

By:

Name:

Title:

BROKER SIGNATURE PAGE

The undersigned Broker hereby executes this Broker Signature Page solely to confirm the following: (a) Broker represents only Seller in the transaction described in the Contract to which this signature page is attached, (b) Broker acknowledges that the only compensation due to Broker in connection with the Closing of the transaction described in the Contract to which this signature page is attached is as set forth in a separate agreement between Seller and Broker, and (c) Broker represents and warrants to Seller that Broker and its Affiliates has not and will not receive any compensation (cash or otherwise) from or on behalf of Purchaser or any Affiliate thereof in connection with the transaction, and do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 11.3 of the Contract, acquires the Property at the Closing) nor has Purchaser granted (as of the Effective Date or the Closing Date) to the Broker or any of its Affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

BROKER:

JONES LANG LASALLE HOTELS

By:

Name: Title:

EXHIBIT A
DESCRIPTION OF LAND

Lot 1 of the Jackson Hole Ski Corporation Addition, First Filing -- Amended, Teton County, Wyoming, according to that plat recorded in the Office of the Teton County Clerk on April 21, 1972 as Plat No. 209.

Lot 216 of the Jackson Hole Ski Corporation Addition, Replat of the Nineteenth Filing, Teton County, Wyoming, according to that plat recorded in the Office of the Teton County Clerk on July 3, 2001 as Plat No. 1017.

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, effective as of the -- day of 2006,

BETWEEN:

JHL&S LLC, a Wyoming limited liability company, having an address at c/o Vail Associates, Inc., 137 Benchmark Road, Avon, Colorado 81620, hereinafter referred to as Grantor;

AND

a

having an address at

, hereinafter referred to

as Grantee.

WITNESSETH:

That the Grantor in consideration of Ten ($10.00) Dollars, lawful money of the United States, and other good and valuable consideration, paid by the Grantee, does hereby grant and release and convey unto the Grantee, the heirs or successors and assigns of the Grantee forever,

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the County of Teton, State of Wyoming, having an address at 7710 Granite Loop Road, Teton Village, Wyoming 83025, commonly known as Snake River Lodge & Spa, and more particularly described on Schedule A annexed hereto and made a part hereof;

SUBJECT to all easements, covenants, restrictions and other matters sight and of record affecting the above described premises.

TOGETHER with all right, title and interest, if any, of the Grantor in and to any streets and roads abutting the described premises to the center lines thereof;

TOGETHER with the appurtenances and all the estate and rights of the Grantor in and to said premises;

TO HAVE AND TO HOLD the premises herein granted unto the Grantee, the heirs or successors and assigns of the Grantee forever. The Grantor will warrant and forever defend the right and title to the above described property unto Grantee against the lawful claims of all persons owning, holding or claiming by, through or under Grantor, other than and subject to claims arising from or under easements, covenants, restrictions and other matters sight and of record.

IN WITNESS WHEREOF, the Grantor has executed this instrument on the date set forth in the acknowledgment below but to be effective for all purposes as of the date first above written.

JHL&S LLC,

a Wyoming limited liability company,

By: Name: Title:

WITNESSES:

Print Name:

Print Name:

STATE OF

COUNTY OF

Before me, a Notary Public in and for this State, on this day of , 2005,

personally appeared , to me known (or proved to me on
the basis of satisfactory evidence), to be the identical person whose name is subscribed to the foregoing instrument in his/her capacity as of

, in its capacity as of
JHL&S LLC, a Wyoming limited liability company, and acknowledged to me that he/she executed the instrument for the purposes and consideration expressed in the instrument.

X

Print Name of Notary Public:

(AFFIX SEAL OR STAMP) My Commission Expires on:

SEND TAX BILLS TO:

SCHEDULE A Legal Description

Lot 1 of the Jackson Hole Ski Corporation Addition, First Filing -- Amended, Teton County, Wyoming, according to that plat recorded in the Office of the Teton County Clerk on April 21, 1972 as Plat No. 209.

Lot 216 of the Jackson Hole Ski Corporation Addition, Replat of the Nineteenth Filing, Teton County, Wyoming, according to that plat recorded in the Office of the Teton County Clerk on July 3, 2001 as Plat No. 1017.

EXHIBIT C,
FORM OF BILL OF SALE

THIS BILL OF SALE ("Bill of Sale") is made this day of , 2006 by JHL&S LLC, a Wyoming limited liability company ("Seller"), in favor of , a Delaware limited liability company ("Purchaser").

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract dated as of December , 2005 ("Contract") with respect to the sale of certain the Real Property identified on Schedule A attached thereto and the Improvements located thereon. (Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Contract.)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of the Personal Property, Inventory, Consumables and Operating Equipment, without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Contract.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Wyoming.

EXECUTED as of the day of , 2006. Seller:

JHL&S LLC,

a Wyoming limited liability company

By:

Name:

Title:

EXHIBIT D
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment") is executed by JHL&S LLC, a Wyoming limited liability company ("Seller"), in favor of Lodging Capital Partners, LLC, an Illinois limited liability company ("Purchaser") as of , 2006 (the "Effective Date").

Seller and Purchaser, have entered into that certain Purchase and Sale Contract dated as of 200 ("Contract"), in which Seller has agreed to sell and Purchaser has agreed to purchase the Land described in Schedule A attached thereto and the Improvements located thereon (collectively, the "Hotel"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Contract.

Pursuant to the Contract, Seller has agreed to assign, without recourse or warranty, to Purchaser all of Seller's right, title and interest, if any, in and to the Bookings, the Property Contracts, the Leases, the Permits (other than Excluded Permits), the Hotel Books and Records, and the Miscellaneous Property Assets, and Purchaser assumes the Assumed Obligations thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

  Assignment. As of the Effective Date, Seller hereby assigns, sells and transfers, without recourse or warranty, to Purchaser all of Seller's right, title and interest, if any, in and to the Bookings, the Property Contracts, the Leases, the Permits (other than Excluded Permits), the Hotel Books and Records and the Miscellaneous Property Assets.
  Assumption. As of the Effective Date, Purchaser expressly agrees to assume and hereby assumes all liabilities and obligations of Seller in connection with Bookings, the Property Contracts, the Leases, the Permits (other than Excluded Permits), the Hotel Books and Records and the Miscellaneous Property Assets; provided, however, that to the extent that any Property Contract or Lease constitutes a Terminated Contract, Purchaser assumes such Property Contract only (a) through the effective date of the termination of such Property Contract pursuant to its express terms and (b) to the extent of any cancellation fees or penalties due as a result of such termination.
  Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
  Attorneys' Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the substantially prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys' fees and costs (including the cost of in--house counsel and appeals), in addition to any other relief awarded by the court.
  Applicable Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Wyoming.
  Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

[Remainder of Page Intentionally Left Blank]

WITNESS the signatures of the undersigned. Dated: , 2006

Seller:

JHL&S LLC, a Wyoming limited liability company

By: Name: Title:

Purchaser:

LODGING CAPITAL PARTNERS, LLC, an Illinois limited liability company

By: Name: Title:

EXHIBIT E
FORM OF MANAGEMENT AGREEMENT

[TO COME]

EXHIBIT F
FORM OF JACKSON HOLE MOUNTAIN RESORT CORPORATION CONSENT

Mr. Jerry Blann

Jackson Hole Mountain Resort Corporation P.O. Box 290

Teton Village, Wyoming 83025

Re: Consent to Assignment of Easement and License Agreements pursuant to the proposed sale of the Snake River Lodge & Spa by JHL&S LLC, a Wyoming limited liability company ("Seller") to Lodging Capital Partners, LLC, a Delaware limited liability company, or its designee ("Buyer").

Dear Mr. Blann:

As you are aware, Buyer and Seller are engaged in negotiations for the purchase and sale of the Snake River Lodge & Spa (the "Hotel") in Teton County, Wyoming. In connection with the proposed sale of the Hotel, Seller has agreed to assign to Buyer certain easement and license agreements (collectively, the "Agreements") granted to Seller by Jackson Hole Mountain Resort Corporation ("JHMR"). The Agreements proposed to be assigned are as follows: (i) the Easement Agreement dated November 26, 2003 (the "Easement Agreement"), which provides for pedestrian access across the "Access Way" between the Hotel and the Bridger Center Plaza, (ii) the License Agreement dated November 26, 2003, which provides for skier and snowboarder access across the "License Way" at the Bridger Center Plaza, and (iii) the Skier Access Way License Agreement dated November 26, 2003, which provides for pedestrian, skier and snowboarder access across the "Pedestrian Plaza" at the Bridger Center Plaza. For ease of reference, the foregoing Agreements are attached hereto as Exhibits A, B and C, respectively.

By this letter, Buyer respectfully requests that JHMR consent to Seller's assignment of the Agreements to Buyer and confirm certain other information and understandings.

Accordingly, by its countersignature below, JHMR hereby confirms the following, upon which Buyer and Buyer's lenders shall be entitled to rely:

  JHMR hereby consents to Seller's assignment of the Agreements to Buyer;
  JHMR hereby represents and warrants that (i) the Agreements are in full force and effect, (ii) neither Seller nor JHMR are currently in default under any of the Agreements, and (iii) no sums payable under any of the Agreements are currently past due; and
  JHMR hereby agrees that, upon Buyer's purchase of the Hotel, Buyer may engage a surveyor to prepare, at Buyer's sole cost and expense and for the benefit of all parties: (i) a recordable metes and bounds (legal) description of the Access Way easement granted in the Easement Agreement, and (ii) an amended map, to be attached to each of the Agreements, which clearly identifies (A) the entire access route between the

Hotel and the Bridger Center Plaza, and (B) the precise legal boundaries of the Access Way, the License Way and the Pedestrian Plaza, respectively, provided that such description and map shall be subject to prior review and approval by JHMR.

Please acknowledge your agreement to the foregoing by signing where indicated below and returning one copy of this letter with your original signature to the undersigned.

Very truly yours,

LODGING CAPITAL PARTNERS, a Delaware limited liability company

By: Its:

AGREED TO AND ACKNOWLEDGED THIS DAY OF DECEMBER, 2005

JACKSON HOLE MOUNTAIN RESORT CORPORATION, a Wyoming corporation

By:

Its:

EXHIBITS A, B, C
[OMITTED]

EXHIBIT G
TENANT NOTIFICATION

(Date)

[FORM TO BE REVIEWED BY LOCAL COUNSEL] To Tenants of [insert name of Community];

Ladies and Gentlemen:

This is to advise you that, effective this date, Snake River Lodge & Spa has been sold to ("Purchaser").

Effective immediately, please make all rent checks payable to and make all rental payments to . Purchaser is solely responsible for returning any security deposit to which you are entitled at the termination of your lease.

Please contact at if you have any questions
regarding this transfer.

Very truly yours,

[PURCHASER]

a [Purchaser's State] [type entity]

By:

Name:

Title:

EXHIBIT H
FORM OF LIQUOR LICENSE TRANSFER

This ASSIGNMENT is entered into as of this day of , 2006 by and between JHL&S LLC, a Wyoming limited liability company ("Assignor") and ("Assignee").

WHEREAS, Assignor is also sold certain real property and improvements on to Assignee commonly known as the Snake River Lodge & Spa which is located in Teton Village, Wyoming (the "Sale");

WHEREAS, on or about , the Board of County

Commissioners of Teton County issued liquor license No. to Assignor to be used by the Assignor for the benefit of the Snake River Lodge & Spa (the "Liquor License"); and

WHEREAS, pursuant to the terms of the Sale, Assignee and Assignor agreed to assign and generally cooperate in the transfer of the Liquor License to Assignee.

NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, Assignor does hereby assign all of its interest, rights, liabilities and obligations under the Liquor License to Assignee. Assignee does hereby agree to abide by all of the terms and conditions of the Liquor License and the transfer provisions provided for in Wyo. Stat. §12--4--601 et. seq.

IN WITNESS WHEREOF, the parties duly authorized representatives have executed this Assignment on the date first set forth above.

ASSIGNOR:

JHL&S LLC,

a Wyoming limited liability company

Edward Mace, Manager ASSIGNEE:

SCHEDULE 1.1.30
EXCLUDED PERMITS

None.

SCHEDULE 1.1.31

EXCLUDED PROPERTY

  Fish Lamp in Lobby
  All furniture and fixtures in Real Estate of Jackson Hole leased space • Beleza operating supplies
  Beleza furniture in leased space:

1 -- Cash register

1 -- Refrigerator

2 -- large product shelves 1 -- glass product shelf

  -- air purifier
  -- floor mats
  Consignment artwork in GameFish
  Consignment artwork in Lower Lobby
  Consignment Bear Lamp in upper lobby near GameFish entrance
  Mail scale and meter equipment leased from Pitney Bowes
  Guest property
  Employee property
  PeopleSoft accounting software

SCHEDULE 6.7.1
RESTRICTED CASH ACCOUNT(S)

Jackson State Bank Account # 2303322
Snake River Property Management Co Rental Trust Account

SCHEDULE 6.7.14

CAPITAL LEASES

Pitney Bowes Lease of mail scale and postage meter equipment

SCHEDULE 8.1.1.6
APPROVALS

None.

SCHEDULE 8.1.1.12
ACTIONS OR PROCEEDINGS

PARTY/CASE NAME	DETAILS

McDonald, Dorothy v. JHL&S, LLC, Snake River Property Management, Cheyenne Creek Improved Property, LLC	Slip and fall
Andrew Lehman	Guest alleges that he received burns on his legs from a spa treatment.
Sainsbury Construction Co. Inc. vs. Union Pointe Construction Corporation, Union Pointe LLC, RCD. Inc., Mountainside, LLC, and JHL&S LLC

Subcontractor collection suit relating to

construction of the condominium building

adjacent to the hotel. JHL&S is an improper party

as it was never involved in the ownership or

development of the condominium building.

JHL&S LLC vs. Union Pointe Construction Corporation, LLC and Design Resources	Defective construction suit against Union Pointe (general contractor) and Design Resources (architect) for work performed on the spa building.
Crickett L. Reid and David G. McConnell vs. Mech Co et al

JHL&S is not named in suit but JHL&S affiliates

were named, and were subsequently dismissed.

There is a potential for further claim by third--

party defendant, although there is no knowledge

of any such claim.

SCHEDULE 8.1.1.13
HAZARDOUS SUBSTANCES

None.

SCHEDULE 8.1.1.14
PROPERTY CONTRACTS

CONTRACT PARTY David Green Organization Hinton & Grusich, Inc.

Preferred Hotels and Resorts Worldwide, Inc.

Spafinder

Jackson Hole Airport Board Virtuoso

Virtuoso

Jackson Hole Net

Digital Alchemy VRX Studios VRX Studios Trave1CLICK Hotelligence Jackson Hole Central Reservations

Luxury Link

Airport Vending

H&H Business Systems

High Country Linen Supply

Jazz Software

Lodgenet

MDU (Bresnan Communications)

Shift4 Corporation

USA Today

Jackson Hole Compunet

Jackson Hole Air

Wayport

Newmarket International (Delphi ) Tharaldson Communications, Inc. Gym Outfitters

Ecolab

Thyssenkrupp Elevator

DESCRIPTION

Sales representation services Group sales support services

Reservations and promotional services

Property listing services Advertising space

Preferred Supplier Agreement 2005 Preferred Supplier Agreement 2006 Advertising & directory listings Computer marketing systems Virtual Tours for Website Web hosting services

Competitive data

Reservations

Marketing

Vending machine service Office machine maintenance Laundry services

Call Accounting software license and maintenance

Pay per view services

Cable television services

Credit card processing software installation and support Newspaper delivery service Tech support

Participation in airline guarantees program

Wireless Internet Installation & Service

Annual support & maintenance Phone system support & maintenance

Fitness equipment semi--annual preventive maintenance Pest elimination

Elevator maintenance

Thyssenkrupp Elevator

Jackson Hole Mountain Resort Jackson Hole Mountain Resort Jackson Hole Mountain Resort

RCD, Inc. and Mountainside, LLC

The Residences at Snake River Lodge and Spa Owners Association

Jackson Hole Mountain Resort Pegasus

Springer--Miller Systems Inc. (SMS) Boxport, LLC

Resort Technologies Partners (RTP) Laura Davidson Public Relations Carino Collection

HelmsBriscoe Performance Group, Inc.

Cramer Consulting

Total Response

Starbucks E.B. Lane Data Plus

CS 204 -- CSMH, LLC

CS 206 -- Edwin Lojeski & Maureen Bolton

CS 301 -- Robinson and Sons, LLC CS 305 -- Deborah and Johnny Jallad

CS 402 -- C2H, LLC

CS 403 -- Richard H. Cullifer Revocable Trust

CS 404 -- Dreamspot LLC, Sandy Hesler, Executor

CS 406 -- CS1, LLC

Examination & lubrication service Easement Agreement (Skiway Access)

Skier Access Way License Agreement

License Agreement (Skiway Access)

Hotel Facilities, Spa and Services Agreement ("Facilities

Agreement")

Association Management Agreement

Letter Agreement permitting the encroachment of the porte

cochere and entrance loop onto JHMR property Reservations

Software support & maintenance

Purchasing

Website design Public relations Sales representation

Sales representation Sales representation Brochure fulfillment Coffee & tea products Advertising

Software support & maintenance

Property Management Agreement

Property Management Agreement Property Management Agreement Property Management Agreement Property Management Agreement

Property Management Agreement

Property Management Agreement Property Management Agreement

Res 130 -- Cheyenne Creek Improved Property, LLC Res 131/132 -- Glenn E. Sugden Living Trust	Property Management Agreement Property Management Agreement

Res 434 -- Cheyenne Creek Improved Property, LLC

Res 435 -- Cheyenne Creek Improved Property, LLC

Res 436 -- Ella Kedan Revocable Trust Res 437 -- Louis P. Ferris

Res 438 -- Randall Mayers

Res 439/440 -- Richard Sugden

Res 441 -- Dennis and Mary Kass Schumer

Res 530 -- Real Estate of Jackson Hole Res 535 -- Jerry Johnson

Underground, Inc. (Real Estate of Jackson Hole)'

Beleza

Jackson Hole Mountain Resort M&J Storage

Pitney Bowes

Property Management Agreement

Property Management Agreement

Property Management Agreement Property Management Agreement Property Management Agreement Property Management Agreement Property Management Agreement

Property Management Agreement Property Management Agreement Real Property Lease

Real Property Lease Real Property Lease Real Property Lease Personal Property Lease

i The original agreement was dated May 15, 1998. Underground, Inc. has been unwilling to acknowledge the effectiveness of any amendment to the original agreement, which amendment is dated December 21, 2000."

SCHEDULE 8.1.1.16
INSURANCE

Vail Resorts Insurance Coverages for the 05--06 Fiscal Year		Policy Number and Limits KTJ--CMB--545D639--7--05
Property -- Travelers Property Casualty Company of America
♦	Blanket Real & Personal Property, Business Income & Extra Expense	$500,000,000
♦	Boiler & Machinery-- Total Limit per Breakdown	$100,000,000
♦	Per occurrence -- Annual Aggregate for Flood	$25,000,000
♦	Per occurrence--Annual Aggregate for Earthquake	$25,000,000
♦	California Earthquake	$10,000,000
♦	Electronic Data Processing Equipment	$10,000,000
♦	Accounts Receivable	$10,000,000
♦	Valuable Papers	$10,000,000
♦	Fine Arts	$10,000,000
♦	Newly Constructed or Acquired-- 120 Days	$25,000,000
♦	Outdoor Property including Debris Removal	$25,000,000
♦	Tees & Greens	$10,000,000
♦	Ordinance or Law, Demolition, Increased Cost of Construction	$10,000,000
♦	Utility Services	$10,000,000
♦	Cranes & Booms	$500,000
♦	Extended Period of Indemnity	365 Days
Deductibles	Per occurrence-- Property Damage, Boiler & Machinery	$100,000
	Flood & Earthquake	$100,000
	California Earthquake	5% or min. of $100,000
	Restaurants	$25,000
	Mobile Equipment	$25,000
Time Element		24 Hours

California Earthquake -- Underwriters at Lloyd's, London/ Alea London, Ltd. NSM25347/UAL25347/AX0636

  Property Damage and Business Interruption $15,000,000 xs $10,000,000 P

Deductible 5% per unit

Commercial General Liability -- Liberty Mutual Insurance Company EB1--661--004265--035
♦	Each Occurrence	$4,000,000
♦	Products/Completed Operations Aggregate Limit	$4,000,000
♦	General Aggregate	$9,000,000
♦	Employers Liability-- WY Excess over SIR	$1,000,000
♦	Sexual Abuse & Molestation	$1,000,000
♦	Employee Benefits Liability (Claims Made-- Each Occurrence & Agg.)	$1,000,000

Retention

Per Occurrence-- Self--Insured Retention $1,000,000

Automobile -- Liberty Mutual Insurance Company

  Liability
  Medical Payments
  Uninsured/Underinsured Motorists
  Drive Other Car-- Scheduled (Exec. Officers only) Deductible

Per Occurrence

Umbrella Liability -- Ace American Insurance Company

  Each Occurrence
  Aggregate

Retention

Excess Liability -- Westchester Fire Insurance Company

  Each Occurrence
  Aggregate

$25,000,000 xs $5,000,000

Excess Liability -- RSUI Indemnity Company

  Each Occurrence
  Aggregate

$30,000,000 xs $30,000,000

Excess Liability -- Ace American Insurance Company

  Each Occurrence
  Aggregate

$10,000,000 xs $60,000,000

Excess Liability -- St. Paul Fire and Marine Insurance Company.

  Each Occurrence
  Aggregate

$25,000,000 xs $70,000,000

Excess Liability -- Starr Excess Liability Company

  Each Occurrence
  Aggregate

$50,000,000 xs $95,000,000

D&O Liability -- National Union Fire Insurance Company of Pittsburgh, PA Claims Made

  Per Claim Aggregate Limit of Liability

Retentions

  Non--Indemnifiable $0
  Company Reimbursement (Securities Claims) $1,000,000
  Company Reimbursement (Employment Practices Claims) $1,000,000

D&O Liability -- Excess -- St. Paul Mercury Insurance Company 583CM0455

  Limit of Liability $10,000,000
  Underlying Policy Limit $15,000,000
  Underlying Insurance Company National Union Fire

D&O Liability -- Excess -- Lloyd's of London FD0504601

  Limit of Liability $5,000,000
  Underlying Policy Limit $25,000,000
  Underlying Insurance Company National Union/St. Paul

Directors & Officers Liability --Side A -- DIC Excess -- Federal Insurance Company 6801--2619

  Limit of Liability $10,000,000
  Underlying Policy Limit $30,000,000

Crime Coverage -- Federal Insurance Company

♦ Employee Theft

♦ Premises Coverage

♦ In Transit

♦ Forgery

♦ Computer Fraud

♦ Funds Transfer Fraud

Retentions Each Claim

Fiduciary Liability -- Federal Insurance Company Claims Made

♦ Each Claim

♦ Policy Limit

Retentions

Each Claim

Employed Lawyers Prof. -- American International Specialty Lines Ins. Co. Claims Made

♦ Each Claim

♦ Policy Limit

♦ Securities Claims

8103--1593 8103--1593 4932618	$5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $100,000 $10,000,000 $10,000,000 $50,000 $2,000,000 $2,000,000 $2,000,000

SCHEDULE 8.1.1.18
PROPERTY TAX APPEALS,

None.

SCHEDULE 8.1.1.19
PERMITS

None.

SCHEDULE 8.1.1.20 LIQUOR LICENSE

Resort Liquor License No. 2553

SCHEDULE 8.1.1.22
TRADEMARKS

Type of Intellectual Property	Description	Registered
Trade Name	Snake River Lodge & Spa	Wyoming
Trade Name	Snake River Property Management Company	Wyoming
URL	snakeriverlodge.com